Filed Pursuant to Rule 424(b)(5)
Registration No. 333-236683

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2022

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 6, 2020)

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

$                    9.875% Notes due January 15, 2028

The Republic of Turkey (the “Republic” or “Türkiye”) is offering $            principal amount of its 9.875% Notes due January 15, 2028 (the “notes”). As of their issuance, the notes will be a further issuance of, and will be consolidated, form a single series, and be fully fungible with our outstanding 9.875% notes due January 15, 2028, issued in an aggregate principal amount of $1,500,000,000 on November 15, 2022 (the “original notes”). The total principal amount of the original notes and the notes now being issued will be $            . The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on the notes on July 15 and January 15 of each year, commencing on             .

This prospectus supplement and accompanying prospectus dated May 6, 2020, constitute a prospectus for the purposes of Article 6 of Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

This prospectus supplement and the accompanying prospectus have been approved by the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Regulation. Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, which is a regulated market for the purposes of the Market in Financial Instruments Directive (2014/65/EU), as amended (“MiFiD II”). The CSSF only approves this prospectus supplement and the accompanying prospectus dated May 6, 2020 as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Such approval should not be considered as an endorsement of the Republic or the quality of the notes that are the subject of this prospectus supplement and investors should make their own assessment as to the suitability of investing in the notes. The CSSF assumes no responsibility as to the economic and financial soundness of the transaction and the quality or solvency of the Republic in line with the provisions of Article 6(4) of the Luxembourg Prospectus Law.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated collective action securities and will, therefore, contain “collective action clauses”. Under these provisions, which are described beginning on page 14 of the accompanying prospectus dated May 6, 2020, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

	Per Note		Total
Public Offering Price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to the Republic of Türkiye		%	$

(1)

Plus accrued and unpaid interest, from and including November 15, 2022 to but excluding the Issue Date in the amount of $                     for the period commencing from and including November 15, 2023 to but excluding                     . Purchasers of the notes will be entitled to receive the semi-annual interest payments on July 15 and January 15 of each year.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about December    , 2022 (the “Issue Date”), through the book-entry facilities of The Depository Trust Company (“DTC”), against payment in same-day funds.

Joint Book-Running Managers

BofA Securities	Goldman Sachs International	J.P. Morgan

The date of this prospectus supplement is December         , 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic accepts responsibility for the information contained within this prospectus supplement and accompanying prospectus. The Republic declares that to the best of their knowledge, the information contained in this prospectus supplement and accompanying prospectus is in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

This prospectus supplement and the accompanying prospectus have been prepared for the purpose of giving information with regard to the Republic, which, according to the particular nature of the Republic and the notes, is necessary to enable investors to make an informed assessment of the rights attaching to the notes and the reasons for the issuance of notes and its impact on the Republic.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. The Republic has not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

The Republic is offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

The Republic has made forward-looking statements in this prospectus supplement. Statements that are not historical facts are forward-looking statements. These statements are based on the Republic’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward- looking statements speak only as of the date they are made. The Republic undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. The Republic cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Türkiye;

•	the impact of changes in the credit ratings of Türkiye;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Türkiye’s major export markets;

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Türkiye;

•	the impact of any delays or other adverse developments in Türkiye’s accession to the European Union;

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•	the impact of adverse developments in the region where Türkiye is located; and

•	the effects of a regional or global health pandemic, including COVID-19, and the impact of actions taken to mitigate such a pandemic.

•	Internal factors, such as:

•	general economic and business conditions in Türkiye;

•	political, military or internal security events in Türkiye;

•	present and future exchange rates of the Turkish currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the ability of Türkiye to effect key economic reforms;

•	the level of foreign direct and portfolio investment in Türkiye; and

•	the level of Turkish domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

The Republic is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the Republic. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

CURRENCY AND EXCHANGE RATE DATA

References to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time after January 1, 2009 are to the Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2009 in place of the New Turkish Lira; references in this prospectus supplement to “New Turkish Lira” and “YTL” are to the lawful currency of the Republic for the period beginning on January 1, 2005 and ending on December 31, 2008; and references to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time prior to January 1, 2005 are to the Turkish Lira before it was replaced with New Turkish Lira. References to “U.S.$”, “$”, “U.S. Dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America. References to “€” and “euro” in this prospectus supplement are to the lawful currency of the European Union.

Translations of amounts from Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or Turkish Lira, as the case may be, at any particular rate or at all.

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OVERVIEW

This overview should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area and the United Kingdom, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Türkiye.

The Republic of Türkiye is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Türkiye’s population, as of December 2021, was estimated to be 84,680,273.

The Republic of Türkiye was founded in 1923 and currently has a parliamentary form of government. The Republic has undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	$ 9.875% notes due January 15, 2028 (the “notes”).

Maturity Date	.

Issue Price	% of the principal amount of the notes, plus accrued and unpaid interest from and including November 15, 2022 to but excluding the Issue Date.

Interest Payment Dates	July 15 and January 15 of each year, commencing on , , for the period commencing from and including November 15, 2023 to but excluding .

Status and Ranking	The notes will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, our $1,500,000,000 9.875% notes due January 15, 2028 (the “original notes”) which were issued on November 15, 2022. Following the issuance of the notes pursuant to this prospectus supplement, the aggregate principal amount of the 9.875% Notes due January 15, 2028 will be $ .

The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other public external indebtedness. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages 6 and 7 of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on , 2022, provided that such Liens remain confined to the assets affected thereby on , 2022, and secure only those obligations so secured on , 2022.

Form	The notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. Investors may elect to hold interests in the notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of DTC. See “Description of the Notes — Payments of Principal and Interest” and “Global Clearance and Settlement — Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Description of the Notes — Default; Acceleration of Maturity” in this prospectus supplement.

Collective Action Securities

The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 23, 2015, between the Republic and The Bank of New York Mellon, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated March 15, 2017 (the “Fiscal Agency Agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes.

These provisions are commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 15 of the accompanying prospectus dated May 6, 2020, the Republic may amend the payment provisions of the notes and other reserved matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 662/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. These provisions are described in the section “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	The Republic will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses and exclusive of accrued and unpaid interest) is $ .

Risk Factors	Risks associated with the notes generally include: 1) the trading market for the notes may be volatile and may be adversely impacted by many events; 2) there may be no active trading market for the notes; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders; and 6) legal investment considerations may restrict certain investments.

Risks associated with the Republic generally include: 1) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 2) there can be no assurance that the Republic’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies; 3) the ongoing conflict between Russia and Ukraine could negatively impact the Republic; 4) regional conflicts, terrorism and other similar circumstances or occurrences may have a negative effect on the Turkish economy; 5) Political unrest and changes to the Republic’s constitutional arrangements pose risks to the Republic’s economy and stability; 6) the novel coronavirus (COVID-19) has had an adverse effect on the Republic’s economy; 7) the Republic may not be able to refinance its domestic and international debt; 8) increases in inflation may adversely affect Türkiye’s economy; 9) increases in the Republic’s current account deficit may be difficult to finance; 10) risks associated with the foreign exchange rate of the Republic’s currency; 11) risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings; 12) certain pending arbitration proceedings could have an adverse effect on the Republic; and 13) the Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the Fiscal Agency Agreement.

Taxation	For a discussion of material United States federal income and Turkish tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the U.S. federal, U.S. state, U.S. local, non-U.S. and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Türkiye.

Clearing Reference Numbers	ISIN No. US

CUSIP No.

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions used in this section but not defined herein shall have the same meanings assigned to them elsewhere in this prospectus supplement and the accompanying prospectus. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

Risks Relating to the Market for the Notes

The trading market for the notes may be volatile and may be adversely impacted by many events.

The market for the notes is expected to be influenced by economic, political, social and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other countries. There can be no assurance that events in Türkiye, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes, or that economic, political, social and market conditions will not have any other adverse effect.

There may be no active trading market for the notes and limited liquidity for noteholders.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application will be made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

Risks Relating to the Notes

The notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the information contained in this prospectus supplement and of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured debt obligations of the Republic, and are not, either directly or indirectly, an obligation of any third party. In the event the Republic were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes, consents and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. The Republic expects that all series of notes issued under the program will include such collective action clauses, thereby giving the Republic the ability to request modifications or actions in respect of these matters across multiple series of notes. This means that a defined majority of the holders of such series of notes (when taken in the aggregate only, in some circumstances, and/or individually) would be able to bind all holders of notes in all the relevant aggregated series. See “Description of the Notes — Default; Acceleration of Maturity” and “ — Amendments and Waivers” in this prospectus supplement and “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, the ability of noteholders to sue the Republic may be limited.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws or the securities laws of any other jurisdiction. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the U.S. Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the U.S. Foreign Sovereign Immunities Act.

The courts of Türkiye will not enforce a judgment obtained in a court established in a country other than Türkiye unless:

•	There is in effect a treaty between such country and Türkiye providing for reciprocal enforcement of court judgments;

•	There is de facto reciprocity in such country of judgments rendered by Turkish courts; or

•	There is a provision in the laws of such country that provides for the enforcement of judgments of the Turkish courts.

There is no treaty between the United States and Türkiye providing for reciprocal enforcement of judgments. There is no de facto reciprocity between the United States and Türkiye. Moreover, there is uncertainty as to the ability of an investor to bring an original action in Türkiye based on U.S. federal or non-Turkish securities laws.

Turkish courts have rendered at least one judgment in the past confirming de facto reciprocity between the courts of New York State and Türkiye. However, since de facto reciprocity is decided by the relevant court on a case by case basis, there is uncertainty as to the enforceability of court judgments obtained in the United States or the United Kingdom by Turkish courts.

In addition, the Turkish courts will not enforce any judgment obtained in a court established in a country other than Türkiye if:

•	the defendant was not duly summoned or represented;

•	the defendant’s fundamental procedural rights were not observed and the defendant brings an objection before the Turkish court against the request for enforcement on either of these grounds;

•	the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the Turkish courts;

•

the judgment is incompatible with a judgment of a Turkish court between the same parties and relating to the same issues or, as the case may be, with an earlier foreign judgment on the same issue and enforceable in Türkiye;

•	the judgment is not of a civil nature;

•	the judgment is clearly against public policy rules of Türkiye;

•	the court rendering the judgment did not have jurisdiction to render such judgment;

•	the judgment is not final and binding with no further recourse for appeal under the laws of the country where the judgment has been rendered; or

•

the judgment was rendered by a foreign court which treated itself as competent even though it had no actual relationship with the parties or the subject matter at hand and the defendant brings an objection before the Turkish court against the request for enforcement on this ground.

Furthermore, to be enforceable under the laws of Türkiye, the choice of laws of a foreign jurisdiction or submission to the jurisdiction of the courts of such a foreign jurisdiction should indicate the competent courts with sufficient precision. Therefore, lack of precision while determining the competent court of a foreign jurisdiction may render the choice of foreign court unenforceable. Also, Turkish law enables the parties’ ability to choose the law applicable to claims relating to tort and/or unjust enrichment only after the commitment or occurrence of the relevant tortious act or the relevant unjust enrichment.

As a result, it may not be possible to:

•	effect service of process outside Türkiye upon any of the directors and official officers named in this prospectus; or

•	enforce, in Türkiye, court judgments obtained in courts of jurisdictions other than Türkiye against the Republic or any of the directors and official officers named in this prospectus in any action.

There can be no assurance that the Republic’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Long-term foreign currency debt of the Republic of Türkiye is currently rated sub-investment grade by four nationally recognized statistical rating organizations, namely Fitch Ratings Limited (“Fitch”), S & P Global Ratings Europe Limited (“Standard & Poor’s”), Moody’s Investors Service Inc. (“Moody’s”) and Japan Credit Rating Agency, Ltd. (“Japan Credit Rating”).

•	On November 18, 2022, Fitch affirmed Türkiye’s credit rating at “B” and maintained its outlook as “negative”. According to Fitch, the policy mix and potential reactions to shocks could weaken domestic confidence, reduce reserves and lead to external financing and domestic liquidity pressures. For the remainder of 2022, there are no other potential dates of credit rating actions for Türkiye announced by Fitch.

•

On September 30, 2022, Standard & Poor’s lowered Türkiye’s unsolicited long-term local and foreign currency sovereign credit ratings to “B” from ‘‘B+’’ and changed the outlook to ‘‘stable’’ from ‘‘negative’’. Standard & Poor’s stated that loose monetary and fiscal policy settings, and low net foreign currency reserve levels, underscored the Turkish lira’s vulnerability to renewed volatility, with implications for financial stability and public finances. In addition, Standard & Poor’s noted that in the run-up to 2023 elections, broader fiscal risks were also on the rise as measured by the widening overall public deficit and the dollarization of the Republic’s on- and off-balance-sheet liabilities. For the remainder of 2022, there are no other potential dates of credit rating actions for Türkiye announced by Standard & Poor’s.

•

On August 12, 2022, Moody’s downgraded Türkiye’s long-term foreign- and domestic-currency issuer and the foreign-currency senior unsecured ratings to B3 from B2 and changed the outlook to “stable” from “negative”. According to Moody’s, Türkiye’s external position is under greater than expected pressure, mainly as a result of surging energy prices, which are pushing up already high inflation and raising external financing needs. The next announced date of Moody’s for its solicited and unsolicited review of credit rating actions with respect to Türkiye was scheduled for November 25, 2022, which resulted in no change to the Republic’s ratings.

•

On May 31, 2021, Japan Credit Rating downgraded Türkiye’s unsolicited long-term issuer and senior unsecured debt ratings to “BB” from “BB+” and assigned a stable outlook. Japan Credit Rating stated that the Turkish lira depreciated, the inflation rate rose and Türkiye’s foreign currency reserves declined. Japan Credit Rating indicated that while the general government debt remained relatively low at the end of 2020 even after the fiscal stimulus, funding of the fiscal deficit with foreign currencies spiked towards the end of 2020 though it has turned to easing since the beginning of 2021. Afterwards, August 18, 2022, Japan Credit Rating maintained Türkiye’s unsolicited long-term issuer and senior unsecured debt ratings as “BB”, but revised the outlook to “negative” from “stable”. According to Japan Credit Rating, there is a slowdown of external demand resulting from a weaker global economy and a sharp rise of inflation. Although the government is striving to prevent a further currency depreciation by introducing various policies including an FX-protected deposit scheme, there is uncertainty about the effectiveness and sustainability of these policies.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes and have the potential to affect the Republic’s cost of funds in the international capital markets and the liquidity of and demand for the Republic’s debt securities. Any adverse change in outlook or credit watch by Standard & Poor’s, Fitch, Moody’s or Japan Credit Rating could have similar adverse effects. The Republic’s current long-term debt ratings consist of sub-investment grade ratings from Standard & Poor’s, Moody’s, Fitch, and Japan Credit Rating. These ratings indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes.

The ongoing conflict between Russia and Ukraine could negatively impact the Republic.

The recent military operations of Russia in Ukraine and Russia’s annexation on September 30, 2022 of four regions of Ukraine (Donetsk, Luhansk, Zaporizhzhia and Kherson) have escalated tensions between Russia and the United States, NATO, the European Union and the United Kingdom. The Republic’s Ministry of Foreign Affairs has issued press releases indicating Türkiye’s opposition to Russia’s actions and noting Türkiye’s continuing support for the political unity, sovereignty and territorial integrity of Ukraine. On October 1, 2022, the Republic’s Ministry of Foreign Affairs issued a statement indicating that Türkiye did not recognize the annexations.

The governments of the United States, the United Kingdom, the European Union, Japan and other jurisdictions have imposed extensive sanctions on certain industry sectors in Russia and the regions of Donetsk, Luhansk, Zaporizhzhia and Kherson and on certain individuals in Russia and abroad. The sanctions announced to date include restrictions on selling or importing goods, services or technology in or from affected regions, proposed price caps on purchases of Russian oil, travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia, severing Russia’s largest bank from the U.S. financial system, barring some Russian enterprises from raising money in the United States and other markets and blocking the access of Russian banks to financial markets. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate.

The Republic has strong relations with both Ukraine and Russia. It depends significantly on Russia to meet its domestic energy requirements, particularly with regards to its consumption of natural gas. The share of Türkiye’s natural gas import from Russia was nearly 34% in 2020 and nearly 45% in 2021, while the share of Türkiye’s crude oil import from Russia was 11% in 2020 and 17.30% in 2021. The two countries also cooperate in other industries, including tourism, the construction industry and the ongoing construction of the Akkuyu Nuclear Power Plant. Ukraine is a strategic partner of Türkiye. Bilateral trade volume was nearly U.S.$4.7 billion in 2020 and U.S.$7.4 billion in 2021. In addition, the two countries have in recent years increased their cooperation in the defense industry. Support for Ukraine’s territorial integrity and sovereignty has been among the priorities of Turkish foreign policy since 2014. Türkiye does not recognize the illegal annexation of Crimea, Donetsk, Luhansk, Zaporizhzhia and Kherson and favors peaceful settlement of the current conflict in line with the Minsk agreements and with the territorial integrity of Ukraine.

Because of the close relationship with, and Türkiye’s geographic proximity to, both countries, the current hostilities between Russia and Ukraine are likely to have an increasingly adverse effect on the Republic’s political, economic and financial position, especially if Türkiye were to be obliged to source its energy needs elsewhere; if its tourism, construction or other industries that rely on business from Russia were to experience material declines in demand for their services from Russia or Russians; if the sanctions and export controls imposed by the United States, the European Union and other countries were to restrict or impede business cooperation between Russia and Türkiye; or if counterresponses by the government of Russia were to impact its relationship with Türkiye.

In addition, Türkiye is a member of NATO, which has denounced Russia’s military activities in Ukraine. Russia has, in response, placed its strategic nuclear forces on a higher state of readiness than previously and announced an increase in the size of its armed forces in August 2022. Any armed confrontation between the armed forces of a NATO member country and the armed forces of Russia, in Ukraine or elsewhere, could pose significant risks to the Republic given its membership in NATO and its geographic proximity to both Ukraine and Russia. Furthermore, in response to Russia’s military actions in Ukraine, Sweden and Finland are seeking to join NATO. The Republic has agreed to their accession, subject to certain conditions, including the extradition to Türkiye of certain residents of those countries believed by the Republic to have committed crimes in or against the Republic. In the event of a change in the Republic’s position with respect to the accession of Sweden or Finland, its relationships with other NATO member countries could deteriorate.

If any of the risks discussed above were to materialize, it may affect the ability of the Republic to perform its payment obligations under the notes. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations — NATO”.

Regional conflicts, terrorism and other similar circumstances or occurrences may have a negative effect on the Turkish economy.

As a result of further economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on securities issued by the Republic, including the notes, is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. These concerns in certain neighboring countries, such as Ukraine, Iran, Iraq, Georgia, Armenia and Syria, have been one of the potential risks associated with investment in securities issued by the Republic. Further, since December 2010, political instability has increased markedly in a number of countries in the Middle East and North Africa, such as Libya, Tunisia, Egypt, Syria, Jordan, Bahrain and Yemen.

As a result of the anti-government uprising in Syria, approximately four million Syrian refugees have fled to the Republic and more can be expected to cross the Turkish-Syrian border as the unrest in Syria continues. The ongoing conflict in Syria has been the subject of significant international attention, and its impact and resolution are difficult to predict. Relevant international parties and Syrian representatives continue to hold talks regarding the stabilization of Syria. Any failure related to the joint international efforts and/or any continuation or escalation of political instability or international military intervention in Syria may act as a destabilizing factor for Türkiye. The high number of refugees within Türkiye’s borders and foreign intelligence agents infiltrating both refugee camps and local communities remain current threats. Unrest in other countries may affect the Republic’s relationships with its neighbors, have political implications in the Republic or otherwise have a negative impact on the Republic’s economy. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations.”

Terrorist incidents (especially in 2015 and 2016) have contributed to a significant reduction in levels of tourism and tourism receipts in 2016, which led to a decrease in GDP in the third quarter of 2016. Tourism revenue recovered to a certain extent in 2017, 2018 and 2019. On November 13, 2022, six people were killed and 81 others were injured by a terrorist attack in Istanbul. If additional attacks occur in the future, the Republic’s capital markets, levels of tourism in the Republic and foreign investment in the Republic, among other things, may suffer, or may suffer further.

There was a significant decrease in the number of foreign visitors visiting the Republic in mid-to-late 2020, due to the COVID-19 pandemic. Although, the tourism sector significantly recovered again in 2021 in terms of both the number of foreign visitors and tourism revenues, there can be no assurance that this recovery will persist or that the number of visitors or tourism revenues will not decrease in the future. For additional information, see “Recent Developments and Summary — Tourism.”

The continuation of the conflict in Syria and/or its further deterioration could have a material negative impact on the Turkish economy. Türkiye has regularly undertaken military operations in Syria in order to neutralize terrorist threats, and to ensure security and stability. These operations are based on the Republic’s right to self-defence under international law, as outlined in Article 51 of the UN Charter and the relevant UN Security Council resolutions 1373(2001), 1624(2005), 2170(2014) and 2178(2014) and have been carried out while respecting Syria’s territorial integrity. On October 26, 2021, Turkish parliament ratified a motion extending authorization to launch cross-border anti-terrorist operations in northern Iraq and Syria for two more years, as well as continued participation in a Lebanon peacekeeping mission. The motion allows the Turkish military to carry out cross-border operations in northern Iraq and Syria until October 30, 2023. Most recently, on November 20, 2022, Turkish armed forces launched Operation Claw-Sword, which involved airstrikes in northern Iraq and Syria. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations”.

Regional conflicts, terrorist attacks and the threat of future terrorism have had and could continue to have a material adverse effect on Türkiye’s capital markets, the level of tourism, foreign investment, exports and other elements of the Turkish economy. The escalation of political instability in the Middle East could also be a destabilizing factor for Türkiye and the region as a whole. The Republic’s drilling activities in the Eastern Mediterranean may lead to political reactions from the littoral states and other international bodies, such as the European Union, and adversely affect the Republic’s economic and financial indicators. In addition, any further possible regional issue to be emerged in the future may adversely affect the Republic’s economy if such issues lead to any conflict between the Republic and any relevant regional and international parties. Any further possible major conflicts to be emerged in the relations of the Republic with other countries, may also negatively affect the economic and financial indications. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations.”

The above circumstances could lead to outcomes that may have a material adverse effect on the Turkish economy.

Political unrest and changes to the Republic’s constitutional arrangements pose risks to the Republic’s economy and stability.

The Republic has from time to time experienced volatile political, economic and social conditions, including two financial crises in 1994 and 2000/2001 and a failed coup d’état attempt in July 2016. The Republic’s economy was also impacted by the 2008-2009 global financial crisis. If similar conditions recur or if the current global economic slowdown persists or worsens, this may adversely affect the Republic’s economy and financial condition.

On July 15, 2016, a coup d’état was attempted in Türkiye against state institutions, including, but not limited to the Government, by a faction within the army that is linked to the terrorist group called Fethullah Terrorist Organization (“FETÖ”). The coup plotters attempted to overthrow the Government by seizing control of several key institutions and buildings in Ankara, Istanbul, and elsewhere, but failed to do so as there was strong public opposition. During the coup attempt, around 250 people were killed and more than 2,200 were injured while many government buildings, including the Turkish Parliament and the Presidential Palace, were damaged. On July 21, 2016, the Parliament approved the declaration of a three-month state of emergency, under Article 120 of the Constitution, in order to enable the authorities to take action against those responsible for the failed coup, which also resulted in the temporary suspension of the European Convention on Human Rights pursuant to Article 15 of the Convention. On August 7, 2016, several million people gathered in Istanbul for an anti-coup rally organized by the Turkish authorities. The President, Prime Minister and the two leaders of the opposition parties participated in the anti-coup rally. Parliament approved several extensions of the state of emergency which finally concluded on July 18, 2018.

Turkish authorities are continuing to search for coup participants and others with alleged links to the FETÖ, and may detain, arrest, prosecute, fire or suspend more people. These actions have been the subject of criticism by the EU and others and may lead to strain in the Republic’s relationships with other countries, such as the tension with the United States associated with Turkish requests to extradite Fethullah Gülen.

The Republic had been a parliamentary democracy since its formation in 1923, during which period the Republic had sixty-six governments, until the implementation of the new executive presidential system in 2018. The executive presidential system concentrates significant power in the office of the President, including the ability to appoint and dismiss ministers, vice presidents, high level diplomats and public officers and allows the winner of a presidential election to assume control of the government.

On June 24, 2018, general and presidential elections were held to elect the first president and deputies, marking the beginning of the transition towards an executive presidential system. According to the official results announced by the Supreme Election Council on July 4, 2018, President Recep Tayyip Erdoğan won an absolute majority in the presidential election with 52.59% of the vote. For additional information, see “Recent Developments and Summary — Political Conditions”. Both presidential and parliamentary elections are to be held every five-years on the same date. The next elections are expected to occur in June 2023.

The Turkish military establishment has historically been an important factor in Turkish government and politics, interfering with civilian authority four times between 1959 and 2021 (in 1960, 1971, 1980 and 2016). Each time, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems.

Any further negative changes in the political environment of the Republic may affect the stability of the Turkish economy or its institutions. In addition, any instability in the Turkish economy and financial system may adversely affect the Republic’s credit quality. In 2018, Türkiye’s GDP increased by 3.0% compared to the previous year. In 2019, Türkiye’s GDP increased by 0.9% compared to the previous year. In 2020, GDP increased by 4.4% in the first quarter, decreased by 10.4% in the second quarter, increased by 6.3% in the third quarter and increased by 6.2% in the fourth quarter compared to the same periods in 2019. Overall, in 2020, GDP increased by 1.8% compared to the previous year. In 2021, GDP increased by 7.3% in the first quarter, by 21.9% in the second quarter, 7.5% in the third quarter and 9.1% in the fourth quarter compared with the same quarters of the previous year. In 2021, Türkiye’s GDP increased by 11% compared to the previous year. The Republic’s GDP increased by 7.5% in the first quarter of 2022, and by 7.6% in the second quarter of 2022 compared with previous year.

Furthermore, the failure of the Turkish Government to implement its proposed economic and financial policies, including those set forth in the Republic’s Economic Reform Agenda and the 2023-2025 Medium Term Program, may also adversely affect the Turkish economy and the Republic’s credit quality. For additional information, see “Recent Developments and Summary.”

The novel coronavirus (COVID-19) has had an adverse effect on the Republic’s economy.

The outbreak of COVID-19, and the measures implemented to contain its spread, have significantly weakened global economic conditions and may continue to have an indeterminable adverse impact on the world economy, including increased volatility in financial markets. In addition, the COVID-19 crisis contributed to more volatile world prices for oil and gas, which affected Türkiye’s economy, as well as causing supply chain disruptions, leading to rising inflation globally and within the Republic.

As a result of the COVID-19 outbreak and the measures implemented to contain its spread, Türkiye and many other major economies reported economic contractions in the first and second quarters of 2020. Although Türkiye and some other economies have shown signs of recovery since the second half of 2020, in recent months, some major countries, such as China, have reported a resurgence of COVID-19 and significant increases in COVID-19 infections in certain regions. In response to the increase in infections, some countries have re-introduced lockdown and other restrictive measures, which could have an impact on global economic conditions. Accordingly, the magnitude and duration of the economic impact of COVID-19 remains highly uncertain, and it is possible that another surge in COVID-19 cases could result in a prolonged economic slowdown in Türkiye and globally, which could differ significantly in terms of severity and duration depending on the country.

To address the spread of COVID-19 in Türkiye, the Turkish government has, since March 2020, implemented a series of protective measures. The measures implemented resulted in a significant slowdown in economic activity that adversely affected economic growth in 2020 and may affect the economic growth in the upcoming periods to a degree that the Republic cannot quantify as of the date hereof. Any prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health development in Türkiye may have a longer lasting material and adverse effect on Türkiye’s economy. In order to accelerate the normalization in daily life and to enhance the level of openness of the economy, a vaccination process is being carried out throughout the country. As of November 24, 2022, 85.67% of the adult population has received two doses of vaccines, which include vaccines purchased internationally and the “Turkovac” vaccine, which has been developed within Türkiye and has received authorization for emergency use from the Turkish authorities. Any failure to fully vaccinate the population, or emergence of COVID-19 variants that are resistant to one or more of the vaccines used in Türkiye, could result in an increase in infection rates and/or deaths and the tightening of lockdown restrictions to halt the spread.

The Republic may not be able to refinance its domestic and international debt.

The Republic has sizeable amounts of domestic and international debt and its domestic debt has a relatively short maturity structure. Central government gross domestic debt stock was approximately TL 1,800.484 billion and central government gross external debt stock was approximately U.S.$107.796 billion as of the end of October 2022.

In addition, on December 8, 2016, the Government announced plans to establish a credit guarantee fund (the “Credit Guarantee Fund”), a joint-stock company founded by Cabinet decree authorized to provide guarantees for small and medium sized enterprises, which has commenced several guarantee programs in recent years. Most recently, on January 31, 2022, the Government announced its plan to establish a new loan guarantee package under the Credit Guarantee Fund scheme worth TL 60 billion. On February 12, 2022, the relevant Minister announced the details of the new guarantee scheme. For additional information related to the economic and financial measures taken by the Government during the pandemic, see “Recent Developments and Summary — General — COVID-19” and “Recent Developments and Summary – Economic Developments”.

On December 20, 2021, the Government announced a new deposit scheme called the “Foreign Exchange-Protected Turkish Lira Deposit Account” for the benefit of individuals resident in Türkiye (persons with legal residences in Türkiye, and including Turkish citizens in foreign countries). Aiming to encourage Turkish citizens to keep their savings in Turkish Lira rather than foreign currencies and offering them an interest rate plus exchange rate guarantee for the determined maturities, this new scheme will compensate potential losses of individual depositors for possible increase in foreign exchange rates during the determined maturities. On January 11, 2022 and February 1, 2022, the Government expanded the application area of this new deposit scheme to include legal entities resident in Türkiye and Turkish citizens resident in foreign countries, respectively. As of November 17, 2022, the total volume in Foreign Exchange-Protected Turkish Lira Deposit and Participation Accounts is approximately TL 1.465 trillion. For additional information, see “Recent Developments and Summary — Economic Developments” and “Recent Developments and Summary – Monetary Policy.”

Any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the ability of the Republic to refinance its debt in a timely manner.

Increases in inflation may adversely affect Türkiye’s Economy.

In October 2022, the Republic’s annual CPI and domestic PPI increased by 85.51% and 157.69% respectively, as compared with the same month of the previous year. During the same month, the CPI and PPI increased by 3.54% and 7.83% respectively, compared with the previous month.

On October 27, 2022, the CBRT released the fourth Inflation Report of 2022. In this report, the CBRT stated that inflation is projected to be 65.2% at the end of 2022 and fall to 22.3% at the end of 2023, and fall to 8.8% by the end of 2024. The disinflation path implied by the forecasts is based on the assumption that commodity prices will gradually converge to their historical averages due to slowing global demand amid tighter financial conditions, and therefore FX-denominated import prices will decline. On the other hand, a relatively high but moderate course is foreseen in energy prices. Under these external conditions, the stabilizing effects of the macroprudential measures taken under the liraization strategy on credits, as a result of the policy mix implemented, the potential supply will be supported through the financing cost channel, the stable course of the foreign exchange market and the improvement in inflation expectations are expected to bring pricing behavior to a normal level.

On December 29, 2021, the CBRT released its 2022 Monetary Policy Report. In this report, the medium-term inflation target of 5% set jointly with the Government has been maintained and the CBRT stated that the monetary policy will be formulated to bring inflation to the target gradually. CBRT also stated that while converging to the medium-term inflation target, the targets announced by the CBRT via Inflation Reports will serve as interim targets and a reference to inflation expectations. Hence, the figures envisaged to provide investors with guidance on the future course of inflation are the inflation forecasts in the short term and the inflation target in the medium term.

As further discussed in “— Risks associated with the foreign exchange rate of the Republic’s currency”, below, on August 18, 2022, the CBRT announced that it would cut the policy rate by 100 basis points, from 14%

to 13%. In a statement, the CBRT cited leading indicators for the third quarter of 2022 pointing to some loss of momentum in economic activity, and stressed the importance of a supportive rate environment to preserve the growth momentum in industrial production, and the positive trend in employment in a period of increasing uncertainties regarding global growth as well as escalating geopolitical risk. On September 22, 2022, the Monetary Policy Committee decided to decrease the policy rate (one-week repo auction rate) from 13% to 12%. The CBRT released a statement after this decision stating that the divergence in monetary policy steps and communications of central banks in advanced economies continue due to their diverse economic outlooks. The CBRT also noted that increasing inflation is being driven by the lagged and indirect effects of rising energy costs resulting from geopolitical developments, effects of pricing formations that are not supported by economic fundamentals, and strong negative supply shocks caused by the rise in global energy, food and agricultural commodity prices. On October 20, 2022, the CBRT announced that it would cut the policy rate by 150 basis points, from 12% to 10.5%. In a statement released the same day, the CBRT stated that increases in inflation in the recent period have been driven by the lagged and indirect effects of rising energy costs resulting from geopolitical developments, effects of pricing formations that are not supported by economic fundamentals, strong negative supply shocks caused by the rise in global energy, food and agricultural commodity prices. Moreover, the Monetary Policy Committee also underlined that they were closely monitoring pressures on the manufacturing industry due to foreign demand and their currently limited impact on domestic demand and supply capacity, and that such factors were causing a slowdown in growth.

On November 24, 2022, the Monetary Policy Committee decided to decrease the policy rate (one-week repo auction rate) from 10.5% to 9%. In the press release on interest rates published on November 24, 2022, it was stated that it is critically important that financial conditions remain supportive for the sustainability of structural gains in supply and investment capacity by preserving the growth momentum in industrial production and the positive trend in employment in a period of increasing uncertainties regarding global growth as well as further escalation of geopolitical risks. Considering the increasing risks regarding global demand, the Committee evaluated that the current policy rate is adequate and decided to end the rate cut cycle that started in August. The next meeting of the Monetary Policy Committee is scheduled for December 22, 2022. There can be no assurance that the recent policy rate cuts will not further increase inflation in the Republic.

There can be no assurance that inflation will not increase further in the future. In particular, strong domestic demand and/or an increase in global or regional economic activity that influences the prices of oil and other commodities and external demand could cause an increase in inflation. Increases in unprocessed food prices and adjustments in tobacco prices, which have contributed to recent increases in inflation, may increase inflation again in the future. In particular, the current hostilities between Russia and Ukraine could exacerbate the present inflationary pressures in the global economy, given the importance of both in the production and supply of key commodities, such as natural gas and wheat. Increases in employment and wage developments, as well as adjustments to administered prices and taxes, could also contribute to increases in inflation. In addition, the exchange rate pass-through effect has had, and in the future may have, a negative impact on the price of imports, contributing to inflation. A significant increase in inflation may cause the Republic to take action that could inhibit the Republic’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Measures to combat inflation and speculation about possible additional actions to combat inflation may lead to economic uncertainty. Any of these factors could adversely impact the Republic and its economy.

Increases in the Republic’s current account deficit may be difficult to finance.

Türkiye’s current account deficit (the “CAD”) has increased significantly recently, owing in part to increased imports and energy costs. In 2018, the CAD was approximately U.S.$21.7 billion (2.7% of GDP). In 2019, the current account balance posted a U.S.$5.3 billion surplus (0.7% of GDP). In 2020, the CAD was U.S.$35.5 billion (5.0 % of GDP). In 2021, the CAD was approximately U.S.$14.0 billion. (1.7% of GDP). From January through September 2022, the CAD was U.S.$37.98 billion.

Financing the CAD might be difficult in the event of a global liquidity crisis and/or declining interest of foreign investors in Türkiye. A widening CAD may result in an increase in the levels of borrowing by the Republic, a decline in the CBRT’s reserves to finance the CAD and/or depreciation of the Turkish Lira. A widening CAD may also affect the capacity of the Republic’s economy to generate foreign currency assets sufficient to cover liabilities arising from external debt. Any of these events could have a material adverse effect on the financial and economic condition of the Republic.

Risks associated with the foreign exchange rate of the Republic’s currency.

The depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might adversely affect the financial condition of the Republic, such as through potential unhedged foreign currency positions of Turkish banks and the deterioration of bank asset quality.

The Turkish corporate sector may also be susceptible to additional foreign exchange risk because a large volume of corporate loans is denominated in foreign currencies, resulting in additional risk if the Turkish Lira depreciates. Turkish corporate borrowers may not have sufficient foreign currency reserves or adequate hedging, particularly if Turkish Lira depreciation is compounded by macroeconomic factors that particularly impact certain sectors or clients (such as the potential combined impact of Turkish Lira depreciation and adverse fluctuations in global oil prices in the energy sector).

An exchange rate shock could have negative implications for the Turkish banking sector, the main lenders of corporate debt, as well as the credit quality of Turkish corporate entities. Accordingly, the Republic’s economy faces risks associated with the refinancing of private sector external debt, which constituted 53.06% of the Republic’s gross external debt as of the second quarter of 2022, which risks are exacerbated by Turkish Lira depreciation. See “Recent Developments and Summary — Debt.”

In addition, depreciation of the Turkish Lira may increase the price of imported goods, which may increase the trade deficit and the CAD. Any significant depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the Turkish Lira, including the amounts due under the notes. From time to time, the Turkish Lira may be subject to increased volatility. For example, on August 13, 2018, the Turkish Lira depreciated from TL 3.7652 per U.S. Dollar as at January 2, 2018 to TL 6.8798 per U.S. Dollar due to market volatility and tensions with the United States. For more information, see “Recent Developments and Summary — Foreign Policy and International Relations — United States.”

Furthermore, after keeping the policy rate (one-week repo auction rate) constant at 14% for several consecutive periods from December 2021 to July 2022, on August 18, 2022 the CBRT decided to decrease the policy rate from 14% to 13%. On September 22, 2022, the Monetary Policy Committee decided to decrease the policy rate from 13% to 12%. On October 20, 2022, the Monetary Policy Committee decided to decrease the policy rate by 150 basis points to 10.50%. On November 24, 2022, the Monetary Policy Committee decided to decrease the policy rate from 10.5% to 9%. As of November 24, 2022, the CBRT’s policy rate was 9% and the exchange rate was TL 18.6045 per U.S. Dollar, compared to TL 13.3290 per U.S. Dollar as of December 31, 2021, representing a 39.6% depreciation in the strength of the Turkish Lira against the U.S. Dollar over such period. For additional information, please see “— Increases in inflation may adversely affect Türkiye’s economy”.

Risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings.

The Republic commenced negotiations on its accession to the EU on October 3, 2005 and expects to join the EU at some point in the future. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the

Republic’s restrictions with respect to the Greek Cypriot Administration. Moreover, during the EU General Affairs Council meeting of December 8, 2009, Greek Cypriots declared that “normalization” of relations is a precondition for progress in 6 chapters. As a result, 14 chapters have been blocked. Delays or other adverse developments in the Republic’s accession to the EU may have a negative effect on the Republic’s economic performance and credit ratings. On November 24, 2016, the European Parliament passed a non-binding resolution to suspend talks with Türkiye. The EU Foreign Ministers rejected the call by the European Parliament to freeze the accession process of Türkiye on December 13, 2016.

On April 25, 2017, the Parliamentary Assembly of the Council of Europe decided to reopen a political monitoring process against Türkiye. On March 13, 2019, the European Parliament again called EU governments and the European Commission, to suspend membership negotiations with Türkiye. The European Parliament rejected floor amendments which sought to terminate or formally end the membership negotiation process instead advocating for its suspension. On March 15, 2019, the 54th Meeting of the Türkiye-EU Association Council, the highest decision-making body established by the Ankara Agreement, was held in Brussels after an interval of almost four years.

On May 19, 2021, European Parliament adopted its 2019-2020 report on Türkiye. The report recommended the suspension of accession negotiations with Türkiye.

The Republic’s accession depends on a number of economic and political factors relating to both the Republic and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed.

Certain pending arbitration proceedings could have an adverse effect on the Republic.

Several claimants have filed claims against the Republic ranging in amounts from U.S.$750 million to U.S.$19 billion before the International Centre for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that: (a) they have been harmed because the takeover of banks by the Savings Deposit Insurance Fund indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation; or (b) they have been indirectly harmed because the Republic cancelled certain contracts with companies in which they allege they held investments. While the Republic does not believe that such proceedings will in the aggregate have a material adverse impact on the Republic, the outcome of some of these arbitration proceedings is uncertain.

The Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. Foreign direct equity investments in the Republic, in particular, are vulnerable to changes in investor appetite due to political uncertainty and the overall retrenchment from emerging markets.

The Republic’s economy also remains vulnerable to external shocks, including turmoil in the markets for sovereign and other debt, foreign currencies and equities. If there is a significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, or any euro area member experiences difficulties issuing securities in the sovereign debt market or servicing existing debt or ceases to use the euro as its national currency, it could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union, particularly Germany, is the Republic’s largest export market. A decline in demand for imports from any member of the European Union could have a material adverse effect on Turkish exports and the Republic’s economic growth. Furthermore, the Republic’s economy is vulnerable to external events that increase global risk aversion, which could include such events as U.S. Federal Reserve interest rate decisions.

Increases in U.S. or global interest rates may result in the reduction of external financing to Turkish banks and corporate entities, volatility in capital flows (including outflows), adverse fluctuations in currency markets, a suppression of demand and market volatility. The recent tightening of monetary policies in developed economies or other events may cause capital outflows from emerging economies and generate a negative impact on emerging economies, such as Türkiye’s. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other countries, including emerging market countries. The Republic has been adversely affected by such contagion effects on a number of occasions, including following the two financial crises in 1994 and 2000/2001, the 2008/2009 global economic crisis and the recent COVID-19 related imbalances in the global economy. Possible volatility in the markets stemming from concerns over China’s economic growth may adversely affect economic growth in other emerging economies with close trade links with China. Although China is not a major trading partner of the Republic, no assurance can be given that these developments will not have a negative effect on the economic or financial conditions of the Republic. In addition, similar developments can be expected to affect the Turkish economy in the future.

There can be no assurance that any crises or external shocks such as those described above or similar events will not negatively affect investor confidence in emerging markets, the economies of the principal countries in Europe or the Republic. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

Risks Relating to Investing in Emerging Markets

Investing in securities involving emerging markets generally involves a higher degree of risk.

Investors in emerging markets, such as Türkiye, should be aware that these markets are subject to greater risk than more developed markets, including in some cases significant legal, economic and political risks. Investors should also note that emerging economies, such as the Turkish economy, are subject to rapid change and that the information set out herein may become outdated relatively quickly. Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in the light of those risks, their investment is appropriate. Generally, investment in emerging markets is suitable only for sophisticated investors who fully appreciate the significance of the risks involved.

In addition, market participants in countries in emerging markets, including Türkiye, may be particularly susceptible to disruptions in the capital markets and the resulting reductions in the availability of credit or increases in financing costs, which could result in them experiencing financial difficulty and limit their ability to service their indebtedness, including the notes.

RECENT DEVELOPMENTS AND SUMMARY

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2021 on Form 18-K filed with the SEC on September 23, 2022, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2021, as amended from time to time, the information in this section supersedes and replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2021.

GENERAL

In 2021, the Republic’s GDP increased by 11.4% compared to the previous year. The Republic’s GDP increased by 7.5% in the first quarter of 2022 compared with the first quarter of 2021. The Republic’s GDP increased by 7.6% in the second quarter of 2022 compared with the second quarter of 2021. The Republic’s GDP increased by 3.9% in the third quarter of 2022 compared with the third quarter of 2021. See “Recent Developments and Summary — Economic Developments” for more information.

On August 18, 2022, Japan Credit Rating maintained Türkiye’s unsolicited long-term issuer and senior unsecured debt ratings as “BB”, but revised the outlook to “negative” from “stable”. On September 30, 2022, Standard & Poor’s lowered its unsolicited long-term foreign and local currency sovereign credit ratings on Türkiye to ‘B’ from ‘B+’. At the same time Standard & Poor’s affirmed the unsolicited foreign and local currency short-term ratings at ‘B’. The outlook was revised to stable from negative. On July 8, 2022, Fitch lowered Türkiye’s credit rating to “B” from “B+” and maintained its outlook as “negative”. On August 12, 2022, Moody’s downgraded Türkiye’s long-term foreign- and domestic-currency issuer and the foreign-currency senior unsecured ratings to B3 from B2 and changed the outlook to “stable” from “negative”. On November 19, 2022, Fitch affirmed Türkiye’s credit rating at B and its outlook as negative.

The Turkish parliament ratified the Paris Agreement on October 6, 2021 and the Agreement entered into force on November 10, 2021. Türkiye, which had previously committed to reducing its emissions by 21% by 2030 (relative to the expected business as usual scenario in 2030), adopted the target of achieving net zero emissions by 2053.

On November 13, 2022, an explosion in a crowded district of Istanbul resulted in the deaths of six people and in the wounding of 81 other persons. The Republic has labeled the incident a terrorist attack and states that Kurdish separatist groups are responsible. In response, on November 20, 2022, Turkish armed forces launched Operation Claw-Sword, which involved airstrikes in northern Iraq and Syria.

COVID-19

As of May 31, 2022, a total of 163,204,823 tests have been carried out across the country. As of October 31, 2022, COVID-19 PCR tests are carried out in 528 authorized diagnostic laboratories across the country and at certain airports, including Istanbul Airport and Istanbul – Sabiha Gökçen International Airport among others, and certain border gates in the country. From the outbreak of the pandemic through November 13, 2022, there have been slightly over 17 million infections and 101,400 COVID-19-related deaths in Türkiye.

Türkiye’s vaccination program comprises internationally and domestically produced vaccines, including the Sinovac vaccine produced in China; the Pfizer/BioNTech vaccine; the Sputnik V vaccine produced in Russia and, under license, in Türkiye; and the Turkovac vaccine, produced in Türkiye. As of November 26, 2022, 57,941,734 people across the country have received the first dose, 53,177,794 of whom received the second dose, and 28,222,380 of whom received the third dose. As of November 24, 2022, 85.67% of the adult population (over 18) had received at least two doses of the vaccine.

POLITICAL CONDITIONS

In June 2021, the chief public prosecutor of the Supreme Court of Appeal filed again an indictment seeking dissolution of the opposition party, Peoples’ Democratic Party (HDP), which has since been the subject of various proceedings. After the Constitutional Court handed the chief public prosecutor’s opinion to HDP on January 20, 2022, HDP demanded an additional four months to prepare its defence. On February 16, 2022, the Constitutional Court decided to grant HDP an additional 60 days for its defence. On April 19, 2022, HDP provided its defence to the Constitutional Court over the ongoing case. On September 12, 2022, the Constitutional Court accepted new evidence presented to the Court by the General Prosecution Office of the Supreme Court of Appeal. On September 20, 2022, the Constitutional Court decided to grant HDP an additional 30 days for its defense in response to HDP’s demand for additional time to prepare its defence.

On January 29, 2022, Bekir Bozdağ was re-appointed as the Minister of Justice, replacing Abdulhamit Gül.

On February 28, 2022, leaders of six opposition parties consisting of the Republican People’s Party, the Democracy and Progress Party, the Democratic Party, the Future Party, the İYİ Party and the Felicity Party signed a joint declaration outlining a plan to restore the parliamentary system if they win the next elections.

On March 4, 2022, Vahit Kirişçi was appointed as the Minister of Agriculture and Forestry, replacing Bekir Pakdemirli.

On March 31, 2022, the Turkish Parliament passed an amendment to the laws on election and political parties that lowers the minimum required votes for a party to enter parliament to 7% from 10%; distributes seats to each party according to their votes in a particular electoral district and brings stricter requirements for parties to take part in elections. Pursuant to Article 67 of the Constitution, the amendment will not be implemented in elections until one year has passed from the date that the amendment enters into force.

On October 11, 2022, Mehmet Ali Çelebi, independent Deputy of İzmir joined the parliamentary group of the ruling Justice and Development Party.

On October 20, 2022, Ahmet Eşref Fakıbaba, Deputy of Şanlıurfa from the ruling Justice and Development Party, resigned from both party membership and his parliamentary position. On October 26, 2022, it was announced that he has joined İYİ Party as a party member.

The following table sets forth the composition of the Grand National Assembly of Türkiye by total number of seats as of November 26, 2022:

Number of Seats
Justice and Development Party (AKP)	286
Republican People’s Party (CHP)	134
Peoples’ Democratic Party (HDP)	57
Nationalist Action Party (MHP)	48
İYİ Party	37
Homeland Party	2
Turkish Workers Party	4
Grand Unity Party	1
Democracy and Progress Party	1
Democratic Party	2
Victory Party	1
Democratic Regions Party	1
Felicity Party	1

Number of Seats
Novelty Party	1
Independent	4

Total	580

Source: The Grand National Assembly of Türkiye

FOREIGN POLICY AND INTERNATIONAL RELATIONS

The European Union

European Commission’s 2021 Report

In June 2022, the European Parliament adopted a resolution in relation to the 2021 EC Report on Türkiye’s application join the European Union, noting that the recent improvement in overall EU-Türkiye relations coexists alongside regular conflicts. The 2021 EC Report indicated Türkiye’s backsliding on a number of issues, but nevertheless reaffirmed the vital importance of close EU-Türkiye cooperation in foreign and security policy. The Report praised Türkiye for its firm alignment with NATO and the EU welcoming Türkiye’s willingness to act as a mediator in the Russian war against Ukraine. The Report also commended Türkiye’s efforts in continuing to host the largest refugee population in the world.

United States

On January 4, 2022, the United States Court of Appeals for the Second Circuit put the federal government’s prosecution of Türkiye Halk Bankası A.Ş. (“Halkbank”) on hold while the bank appeals to the U.S. Supreme Court. The prosecution relates to a six-count indictment for fraud, money laundering, and sanctions offenses in connection with the bank’s alleged participation in a scheme to evade unilateral U.S. sanctions on Iran. On October 3, 2022, the U.S. Supreme Court agreed to hear Turkish state-owned lender Halkbank’s bid to avoid criminal charges of money laundering, bank fraud and conspiracy for allegedly helping Iran evade economic sanctions.

On June 29, 2022, Turkish President Recep Tayyip Erdoğan and U.S. President Joe Biden met on the sidelines of the NATO summit in Madrid. The two leaders discussed Sweden and Finland’s NATO membership bids, the Ukraine war, as well as the situation in the Aegean and Syria.

On July 14, 2022, the U.S. House of Representatives approved an amendment to the annual defense spending bill that restricts the sale of F-16 fighter jets and modernization kits to Türkiye. Discussions between the United States and the Republic are ongoing regarding this matter.

On October 31, 2021, Turkish President Recep Tayyip Erdoğan and his U.S. counterpart Joe Biden met in Rome and agreed to establish a strategic mechanism that promotes high-level dialogue and addresses issues on which Türkiye and the U.S. do not fully agree, along with issues they are working on. On April 4, 2022, during the visit of U.S. Under Secretary of State for Political Affairs Victoria Nuland to Ankara, the Türkiye-U.S. Strategic Mechanism was launched. On September 15, 2022, Türkiye and the U.S. held the third meeting of the Türkiye-U.S. Strategic Mechanism Dialogue in Washington and released a Joint Statement. According to the statement, building on their steadfast partnership and previous discussions under the framework of the U.S.-Türkiye Strategic Mechanism, the two countries reaffirmed their strong cooperation as partners and NATO allies and engaged in substantive dialogue on strategic global and regional issues and areas of bilateral cooperation.

On September 16, 2022, the U.S. lifted defense trade restrictions on the Greek Cypriot Administration for the 2023 fiscal year. On September 17, 2022, the Ministry of Foreign Affairs of Republic of Türkiye issued a press release in which it stated that Türkiye strongly condemned this expansion of the scope of the decision taken by the U.S. in September 2020 to lift the arms embargo towards the Greek Cypriot Administration and called on the U.S. to reconsider this decision and to pursue a balanced policy towards the two sides on the island.

NATO

As regards Finland and Sweden’s NATO membership applications, President Erdoğan drew attention to the ongoing activities of the members of the PKK/YPG and DHKP-C terrorist organizations in these countries, and in his speech delivered at the Turkish Grand National Assembly on May 23, 2022, he said that “we are one of the top countries that actively support the Alliance’s activities. Yet, this doesn’t mean that we will say ‘yes’ to every proposal brought before us. NATO’s enlargement is meaningful to us only to the extent that our sensitivities are respected. Asking us for support for NATO membership while providing every kind of support to the PKK/YPG terrorist organization amounts to incoherence to say the least.”

On June 28, 2022, Türkiye, Sweden and Finland signed a trilateral memorandum at the NATO Madrid Summit to address Türkiye’s security concerns, paving the way for Finland and Sweden’s NATO membership bids. Türkiye lifted its veto on Finland and Sweden’s NATO membership applications following the memorandum. The first meeting of the Permanent Joint Mechanism established within the framework of the trilateral memorandum was held in Finland on August 26, 2022. During the meeting, the working principles of the Permanent Joint Mechanism were outlined, the developments about the fulfilment of the commitments recorded in the trilateral memorandum were reviewed, and the concrete steps that should be taken in the period ahead were discussed.

Russia

On February 21, 2022, Russian President Vladimir Putin officially recognized Ukraine’s breakaway Donetsk and Luhansk regions as independent states and signed related agreements with separatist leaders in the Kremlin. On February 22, 2022, the Ministry of Foreign Affairs of Republic of Türkiye issued a press release in which it stated that the Russian Federation’s decision was unacceptable and Türkiye rejected it. In this press release, Türkiye also indicated that in addition to contradicting the Minsk Agreements, this decision constituted a clear violation of Ukraine’s political unity, sovereignty and territorial integrity.

On February 24, 2022, Russian President Vladimir Putin announced a special military operation in eastern Ukraine’s Donbas region. Following this announcement, the Ministry of Foreign Affairs of Republic of Türkiye issued a press release and said that this operation was unacceptable and Türkiye opposed it. Türkiye also called on the Russian Federation to immediately stop this unjust and unlawful act, and its support for the political unity, sovereignty and territorial integrity of Ukraine will continue.

Due to the war in Ukraine, Türkiye’s flag carrier Turkish Airlines cancelled all Ukraine and Moldova flights as of February 24, 2022. On March 7, 2022, suspension of Ukraine and Moldova flights was extended until March 22, 2022. On March 15, 2022, suspension of Ukraine and Moldova flights was extended until April 10, 2022. On the same day, Turkish Airlines announced that all Belarus flights had been cancelled until March 31, 2022, and all Rostov and Sochi flights had been cancelled until April 10, 2022. On September 26, 2022, Turkish Airlines announced that the cancellation of Ukraine flights has been extended until December 31, 2022.

Following the start of Moscow’s military intervention, Ukraine asked Türkiye to close the Çanakkale (Dardanelles) and Istanbul (Bosphorus) Straits to Russian ships. On February 27, 2022, Türkiye’s Foreign Minister Mevlüt Çavuşoğlu said Türkiye would implement all provisions of the Montreux Convention in a transparent manner as the situation in Ukraine constitutes a “war”, as defined thereunder.

On February 28, 2022, Turkish President Recep Tayyip Erdoğan said that Türkiye would use its authority over the Turkish Straits under the 1936 Montreux Convention to prevent the Russia-Ukraine crisis from further escalating. He also added that Türkiye had strictly fulfilled its responsibilities within the framework of the institutions and alliances with which it is involved, especially the UN, NATO, and the EU.

On March 7, 2022, Türkiye’s Foreign Minister Mevlüt Çavuşoğlu announced that a tripartite meeting with Ukraine and Russia to be held at the Antalya Diplomacy Forum on March 10, 2022. He underlined that Türkiye had been engaged in intense diplomatic efforts to bring the Ukrainian and Russian parties together since the beginning of the war, and that since the war began he had spoken with Ukraine’s Foreign Minister Dmytro Kuleba six times and with the Russian Federation’s Foreign Minister Sergey Lavrov four times, and that Turkish President Recep Tayyip Erdoğan had held a total of 19 phone calls with his counterparts.

On March 10, 2022, Türkiye’s Foreign Minister Mevlüt Çavuşoğlu met with his Russian and Ukrainian counterparts in Antalya to mediate between the warring countries. After the meeting, Ukraine’s Foreign Minister said that talks between the top diplomats of Russia and Ukraine produced no breakthrough on ending the war in Ukraine following Russia’s invasion. Both parties, however, agreed to continue efforts to seek a solution to the humanitarian situation on the ground.

As of March 15, 2022, Türkiye had evacuated over 15,000 citizens from Ukraine since Russia began the war on Ukraine.

On July 22, 2022, Türkiye, the UN, Russia, and Ukraine signed a deal in Istanbul to resume Ukraine’s Black Sea grain exports. The deal came after a general agreement was reached between the parties on an UN-led plan during talks in Istanbul on July 13, 2022 to form a coordination centre to carry out joint inspections at the entrance and exit of the harbours, and to ensure the safety of the routes. On October 29, 2022, Russia announced that it withdrew from the grain corridor agreement following a drone attack on Russian warships in the port of Sevastopol. On November 2, 2022, Russia re-joined the agreement, reserving its right to withdraw. However, Russian President Vladimir Putin said that Russia would not impede shipments of grain from Ukraine to Türkiye; in the event that it withdraws from the agreement again.

On August 5, 2022, Turkish President Recep Tayyip Erdoğan and Russian President Vladimir Putin held a 4-hour meeting in Sochi to discuss bilateral ties, regional and international issues. In a joint statement after the wide-ranging meeting, the two leaders confirmed that the constructive relations between Ankara and Moscow played a role in reaching last month’s historic deal on the safe transportation of grain and food products from Ukrainian ports.

On September 30, 2022, Russia announced the annexation of the Ukrainian regions of Donetsk, Luhansk, Zaporizhzhia and Kherson, following purported referenda in those regions. On the same date, the Ministry of Foreign Affairs of Republic of Türkiye issued a press release in which it rejected the legitimacy of the annexations, called them a “grave violation of international law” and called for continued negotiations to end the conflict.

On November 17, 2022, Turkish President Recep Tayyip Erdoğan stated that the Black Sea Grain Initiative had been extended for 120 days beginning November 19, 2022, in accordance with the resolution taken as a result of the quadrilateral talks hosted by Türkiye. Many countries and international bodies, including the United Nations and the European Union, praised Ankara for its commitment to extending the Black Sea Grain Initiative in line with the decision taken between Türkiye, the United Nations, the Russian Federation and Ukraine.

Iraq & Syria

Turkish armed forces continue to carry out their military activities against terrorist organizations as needed in order to ensure the security of the Turkish people and the country’s borders. The most recent operation by the Turkish armed forces, Operation Claw-Sword, was launched, in part as a response to the recent terrorist attack in Istanbul, on November 20, 2022 in order to prevent terrorist attacks from northern Iraq and Syria and to ensure border security.

Israel

On March 9-10, 2022, Israeli President Isaac Herzog visited Türkiye upon the invitation of Turkish President Recep Tayyip Erdoğan. President Erdoğan said that the historic visit of Israeli President Isaac Herzog would be a “new turning point” in relations and strengthening the ties with Israel was of great importance for regional stability and peace as well as for the two countries.

On May 25, 2022, Turkish Foreign Minister Mevlüt Çavuşoğlu visited Israel, the first visit by a Turkish foreign minister to Israel in nearly 15 years. Mevlüt Çavuşoğlu told that two countries agreed to reenergize the bilateral relations in many areas, resume meetings of different mechanisms as well as to resume talks on civil aviation in a joint news conference with his Israeli counterpart Yair Lapid.

On June 23, 2022, Israeli Foreign Minister Yair Lapid visited Türkiye. Turkish Foreign Minister Mevlüt Çavuşoğlu announced at the joint news conference that Türkiye and Israel have begun efforts to raise the diplomatic representation at relevant countries to the level of ambassadors.

On August 17, 2022, Turkish Foreign Minister Mevlüt Çavuşoğlu announced that Türkiye have decided to appoint an ambassador to Israel, to Tel Aviv. On October 6, 2022, amid the normalization of ties between Türkiye and Israel, Şakir Özkan Torunlar was appointed as the new Turkish ambassador to Tel Aviv.

Eastern Mediterranean

Exploratory talks to address issues related to the Aegean and Eastern Mediterranean between Türkiye and Greece continue, most recently in Athens on February 22, 2022. The consultative talks were focused on resolving bilateral disputes in the Aegean and Mediterranean seas, including achieving fair and equitable settlements to issues in the Aegean that began in 2002.

On June 1, 2022, Turkish Treasury and Finance Minister Nureddin Nebati visited Cairo to attend a meeting of the Islamic Development Bank. The trip marked Türkiye’s first ministerial-level visit to Egypt in nine years.

On September 26, 2022, Türkiye lodged a protest with the U.S. and Greece after the deployment of armored vehicles by Greece on the islands of Midilli (Lesvos) and Sisam (Samos) with non-military status. In the note to Greece, the Ministry of Foreign Affairs of Republic of Türkiye stated that the deployment was another violation of Greece’s obligations under the 1923 Treaty of Lausanne and the 1947 Treaty of Paris. On the other hand, in a protest note to the U.S., Türkiye urged respect for the status of Eastern Aegean islands and measures to be taken to prevent the use of its weapons there.

Kazakhstan

President of Kazakhstan Kassym-Jomart Tokayev paid an official visit to Türkiye on May 10, 2022 to meet with his counterpart Turkish President Recep Tayyip Erdoğan. During the visit, a total of 15 agreements were signed between the two countries in the fields of transportation, defense industry, military intelligence, information technologies, culture, agriculture, transportation, trade, customs, environment, education, youth, communication and archives.

Algeria

President of Algeria Abdelmadjid Tebboune paid an official visit to Türkiye on May 16, 2022 to meet with his counterpart Turkish President Recep Tayyip Erdoğan. During the visit, a total of 15 agreements were signed between the two countries in the fields of social services, environment, mining, combating transnational organised crime, education and training, science, technology and innovation, fisheries and aquaculture, public works, media and communication.

Saudi Arabia

Turkish President Recep Tayyip Erdoğan paid an official visit to the Saudi Arabia on April 28, 2022, upon the invitation of King Salman bin Abdulaziz Al Saud of Saudi Arabia.

On June 22, 2022, Turkish President Recep Tayyip Erdoğan welcomed Saudi Crown Prince Mohammed bin Salman with an official ceremony in Ankara. The leaders emphasized the countries’ determination to start a new era of comprehensive cooperation in many areas in their joint declaration.

Qatar

Qatar Emir Sheikh Tamim paid an official visit to Türkiye on October 14, 2022 to meet Turkish President Recep Tayyip Erdoğan. The two leaders co-chaired the Türkiye-Qatar Supreme Strategic Committee’s 8th Meeting, which was followed by the signing of a Joint Declaration and 11 agreements between the two countries. Cuba

Cuban President Miguel Mario Diaz-Canel Bermudez paid an official visit to Türkiye on November 23, 2022, to meet Turkish President Recep Tayyip Erdoğan. While a total of six agreements were signed between the two countries during the visit, President Erdoğan stated that the leaders had confirmed their determination to increase the Turkey-Cuba trade volume to U.S.$200 million.

Indonesia

On November 14, 2022, Turkish President Recep Tayyip Erdoğan, who was in Bali for the 17th G20 Heads of State and Government Summit, met with President Joko Widodo of Indonesia. Prior to the G20 Summit, Türkiye and Indonesia signed five agreements in the fields of defense industry, technology, forestry, environment, and development.

Migration Issues

The Republic is continuing its humanitarian efforts to provide shelter to those fleeing the conflict in Syria. As of November 17, 2022, Türkiye had granted temporary protection to 3,585,447 Syrians. 47,686 of those are residing in temporary accommodation centers. As of December 2021, there were 1.26 million school-age (between 5 and 17 years old) Syrian children in Türkiye and 731,713 of them can attend school. The number of polyclinic services provided to Syrians since 2011 has reached over 66 million, while those receiving in-patient treatment exceeded 2.3 million. Almost 2 million surgeries were conducted on Syrians and over 526,000 Syrian babies were born in Türkiye.

ECONOMIC DEVELOPMENTS

Nominal GDP was approximately TL 7.249 billion in 2021. In the first quarter of 2022, nominal GDP was approximately TL 2.508 billion. In the second quarter of 2022, nominal GDP was approximately TL 3.419 billion.

The following table sets forth the percentage of GDP represented by type of economic activity (at current prices, expressed in percentages, and calculated in constant TL with a purchasing power set as of August 31, 2022 for the periods indicated:

GDP by Type of Economic Activity* (in %)		2021 Q4	2022 Q1	2022 Q2
1.	A- Agriculture, forestry and fishing	4.8	2.3	4.4
2.	BCDE- Industry	27.6	29.1	28.7
3.	F- Construction	4.6	4.4	5.4
4.	GHI- Services	25.5	25.3	26.9
5.	J- Information and communication	3.1	2.3	2.2
6.	K- Financial and insurance activities	2.7	3.6	3.8
7.	L- Real estate activities	4.2	4.2	3.4
8.	MN- Professional, administrative and support service activities	4.9	4.2	4.4
9.	OPQ- Public administration, education, human health and social work activities	9.2	11.0	8.5
10.	RST- Other service activities	2.6	2.4	1.6
11.	Sectoral total	89.1	88.8	89.3
12.	Taxes-Subsidies	10.9	11.2	10.7
13.	Gross Domestic Product (Purchaser’s Price)	100.0	100.0	100.0

*	Based on the statistical classification of economic activities in the European Community, NACE Rev. 2

Source: TURKSTAT

The following table sets forth increases or decreases in GDP (in the chain linked volume index and expressed in percentages) for the periods indicated:

GDP growth rates	Q1	Q2	Q3	Q4
	(in %)
2021	7.5	22.2	7.9	9.6
2022	7.5	7.6	3.9

Source: TURKSTAT

In October 2022, CPI increased to 3.54% and domestic PPI increased to 7.83% compared to the previous month. In October 2022, the Republic’s annual CPI and domestic PPI increased by 85.51% and 157.69%, respectively, as compared to the same month of the previous year.

On October 26, 2022, the Government offered an interest rate of 15.39% for its 539-day TL denominated fixed coupon Government Bond, compared to 18.93% for its 700-day TL denominated fixed coupon Government Bond on October 20, 2021.

On September 21, 2022, the Government offered an interest rate of 10.56% for its 1820-day TL denominated fixed coupon bond issuance compared to 19.44% for its 1757-day TL denominated fixed coupon Government Bond on November 10, 2021.

The industrial production index increased by 0.4% in September 2022 compared to the same month of the previous year.

In 2021, the unemployment rate decreased by 1.1% to 12.0%, as compared to the previous year.

In September 2022, the seasonally adjusted unemployment rate increased by 0.3 percentage point to 10.1% as compared to the previous month The seasonally adjusted employment rate realized as 47.6% with a 0.1% decrease as the number of employed people fell by 54,000 to 30.867 million. The following table indicates seasonally adjusted unemployment figures for the periods indicated:

2022	Unemployment rate (in %)	Number of unemployed (In Thousands)
January	11.2	3,773
February	10.7	3,593
March	11.0	3,706
April	11.0	3,750
May	10.7	3,687
June	10.4	3,564
July	10.2	3,456
August	9.8	3,362
September	10.1	3,482

Source: TURKSTAT

On February 1 2022, the CBRT published the “Communique on Deposit and Participation Accounts Scheme for non-Resident Turkish Citizens (YUVAM)” numbered 2022/7 for the purpose of extending the application area of the new deposit protection scheme to Turkish citizens resident in foreign countries, and amended the same on February 18, 2022 with the Communique No. 2022/8, which extends the scope of accounts to companies owned or partnered by non-residents. On March 7, 2022, “Communique on Supporting the Conversion to Turkish Lira Depository and Participation Accounts” and “Communique on Supporting the Conversion of Gold Deposits to Turkish Lira Depository and Participation Accounts” were amended respectively with the Communiques No. 2022/9 and 2022/10 for the purpose of allowing individuals and legal entities to renew their accounts at the end of maturity. Also with the mentioned amendments dated March 7, 2022, legal entities will be able to benefit from a maturity option of 3 months. For additional information on the Communiques, see “ — Monetary Policy.”

On January 20, 2022, the Turkish Parliament approved the new legislation on Amending the Tax Procedure Law and Corporate Tax Law. The relevant “Law on Amending Tax Procedural Law and Corporation Tax Law” numbered 7352 was published in the Official Gazette dated January 29, 2022, amended on February 11, 2022 with the Communique No. 2022/19. The legislation brings a corporation tax exemption on the gains earned by converting the foreign exchanges to Turkish Lira under the determined provisions. If corporation taxpayers convert their foreign currencies, which are available on their balance sheet on December 31, 2021, into a TL time deposit or participation account with at least three months maturity until the specified date, the income derived from such transactions will be exempt from tax under the determined provisions of the legislation. The legislation also brings the postponement of the inflation accounting until December 2023 under the determined provisions.

On January 31, 2022, President Recep Tayyip Erdoğan announced a plan to establish a new loan guarantee package under the Credit Guarantee Fund scheme worth TL 60 billion. According to this announcement, this new credit package will have three main sub-packages: (i) card payment support to all companies of all sizes for their operating expenditures, (ii) investment support to the companies working for the production of higher value-added products, and (iii) export support to the SMEs that engage with the activities generating foreign exchange earnings and have the potential to make exports. On February 12, 2022, the Minister of Treasury and Finance, Nureddin Nebati, announced the details of the new guarantee scheme. According to this announcement, of the new guarantee scheme worth TL 60 billion in total, TL 25 billion will be strictly channelled towards investment supports, TL 25 billion towards export supports and TL 10 billion towards card payment supports.

On May 9, 2022, President Recep Tayyip Erdoğan announced three new housing finance support packages. In the first support package, citizens who will buy a house for the first time will be provided by a housing loan with a maturity of up to 10 years and an interest rate of 0.99% for newly-built houses worth up to 2 million Turkish Liras. In the second support package, on the condition that citizens convert their savings in foreign currency accounts opened before April 1, 2022 into Turkish liras, or sell physical gold to CBRT for at least half of the value of the house, a housing loan with a maturity of 10 years and an interest rate of 0.89% will be provided for houses worth up to 2 million Turkish Liras. In the last loan package, a resource of 20 billion Turkish lira was allocated for the construction projects of which at least 40% have been completed and 50% have not been sold as of May, provided that eligible companies will not change the house prices for a year.

On September 13, 2022, President Recep Tayyip Erdoğan announced a social housing project which aims to help low-income citizens own houses and tackle problems regarding property prices and rents. The target is to build 500,000 social housing, and 50,000 workplaces, also provide 250,000 residential land plots, in 81 provinces in five years covering 2023-2028.

On September 4, 2022, the Government announced the Medium Term Program covering the 2023-2025 period (the “2023-2025 Medium Term Program”). In the 2023-2025 Medium Term Program, the GDP growth target is 5% for 2022 and 2023, 5.5% for 2024 and 2025. According to the Medium Term Program, the Central Government budget deficit to GDP ratio target is 3.4% for 2022, 3.5% for 2023, 2.5% for 2024 and 1.5% for 2025. The EU-defined general government debt stock to GDP ratio, which is expected to be 36.7% in 2022, is projected to be 35.2% in 2023, 33.6% in 2024 and 32.1% in 2025. The current account deficit to GDP ratio target is 5.9 % for 2022, 2.5% for 2023, 1.4% for 2024 and 0.9% for 2025. The CPI inflation target is 65% by the end of 2022, 24.9% by the end of 2023, 13.8% by the end of 2024 and 9.9% by the end of 2025. The unemployment target is 10.8% for 2022, 10.4% for 2023, 9.9% for 2024, and 9.6% for 2025.

TOURISM

In October 2022, the number of foreign visitors visiting the Republic increased by 38.36% to 4,803,198 people as compared to the same month in 2021. Tourism revenues increased by 103% and reached U.S.$24,482,332,000 in 2021 compared to 2020. According to the TURKSTAT, in the first quarter of 2022 tourism income increased by 122.4% compared to the same period of the previous year and reached U.S.$5,454,488,000. In the second quarter of 2022 tourism income increased by 190.2% compared to the same period of the previous year and reached to U.S.$8,717,103,000. In the third quarter of 2022 tourism income increased by 27.1% compared to the same period of the previous year and reached U.S.$17,952,361,000.

EMPLOYMENT AND WAGES

In September 2022, seasonally adjusted total civilian employment was 30.867 million and the seasonally adjusted labor force participation rate was at 52.9%, which represented no change compared to the previous month.

As of October 2022, the total asset value of the Unemployment Insurance Fund amounted to approximately TL 118.31 billion. As of October 2022, 84.28% of the Unemployment Insurance Fund was invested in bonds and 15.72% of the assets were held in deposits.

As of September 2022, there were 385 pension funds offered to the public. As of September 2022, the total net asset value of these funds increased to approximately TL 347.8 billion from TL 191.1 billion in September 2021.

FOREIGN TRADE AND BALANCE OF PAYMENTS

In September 2022, the trade balance posted a deficit of approximately U.S.$9.595 billion, with a 268.1% increase compared with September 2021. In September 2022, total goods imported (c.i.f.), including gold imports, increased by 38.1% to U.S.$32.208 billion, as compared to U.S.$23.322 billion during the same period in 2021. In September 2022, the import of capital goods, which are used in the production of physical capital, increased by 19.3% over the same period in 2021; the import of intermediate goods such as partly finished goods and raw materials, which are used in the production of other goods, increased by 42.1% over the same period in 2021; and the import of consumption goods increased by 31.4% over the same period in 2021. In September 2022, total goods exported (f.o.b.), increased by 9.2% to approximately U.S.$22.612 billion, as compared to approximately U.S.$20.716 billion during the same period of 2021. According to provisional data, foreign direct investment inflows into Türkiye amounted to U.S.$393 million in September 2022. The following table summarizes the balance of payments of Türkiye for the period indicated:

September 2022
in millions of U.S. Dollars
CURRENT ACCOUNT	-2,966
Trade Balance	-8,097
Goods Exports	22,427
Goods Imports	30,524
Services	6,083
Primary Income	-947
Secondary Income	-5
CAPITAL ACCOUNT	-2
FINANCIAL ACCOUNT	1,301
Direct Investment (net)	-488
Portfolio Investment (net)	3,373
Assets	-890
Liabilities	-4,263
Other Investment (net)	-1,584
Assets	2,169
Liabilities	3,753
RESERVE ASSETS	-1,656
NET ERRORS AND OMISSIONS	2,613

Source: CBRT

In August 2022, the volume of crude oil imports increased by 3.04% compared to August 2021. In August 2022, natural gas imports decreased by -7.62% to 3,852.87 million cubic meters compared to 4,170.64 million cubic meters in August 2021. In August 2022, liquefied petroleum gas imports decreased by 14.72% to 275,733.775 tons compared to 323,319.235 tons in August 2021.

As of October 2022, total gross international reserves were U.S.$113,476 million (compared to U.S.$123,926 million as of October 2021). As of October 2022, gold reserves were U.S.$39,072 million (compared to U.S.$39,679 million as of October 2021) and the CBRT gross foreign exchange reserves were U.S.$67,143 million as of October 2022 (compared to U.S.$76,398 million as of October 2021).

As of October 2022, the CBRT reported contingent liabilities in foreign currency, including commercial banks’ reserve requirements held at the CBRT, to be approximately U.S.$56,467 million (compared to approximately U.S.$53,242 million as of October 2021). As of October 2022, the CBRT reported foreign currency loans, securities and deposits to be approximately U.S.$28,692 million (compared to approximately U.S.$25,569 million as of October 2021).

As of November 23, 2022, the CBRT held approximately TL 185.46 billion in public sector deposits.

MONETARY POLICY

The inflation target for 2022 is 5%, with a 2% uncertainty band in both directions.

On November 24, 2022, the CBRT foreign exchange buying rate for U.S. Dollars was TL 18.6045 per U.S. Dollar.

The following table displays the period-end foreign exchange buying rate of Turkish Lira per U.S. Dollar, euro, and Japanese Yen and against the U.S. Dollar-euro currency basket:

Period-End Exchange Rates

2021**
Turkish Lira per U.S. Dollar	13.33
Turkish Lira per euro	15.09
Turkish Lira per 100 Japanese Yen	11.55
Turkish Lira per Currency Basket*	14.21

*	The basket consists of U.S.$0.5 and €0.5.
**	As of 31 December 2021.

Source: CBRT

As of October 2022, the CBRT’s international reserve level is approximately U.S.$113.5 billion. The Republic deems it necessary to consider both official reserves and external foreign exchange deposits of the banking system and corporations when evaluating the adequacy of all reserve assets held against external liabilities, due to the typical inclination of households and corporations towards foreign exchange deposits in the banking sector. The CBRT aims to strengthen its international reserves and effectively manage its reserves. However, as a result of the implementation of certain monetary and exchange rate policies, short-term fluctuations can be observed in the level of foreign exchange reserves. Of these policies, banks’ use of the foreign exchange and gold swap facilities provided by the CBRT has been the main cause of temporary fluctuations in the level of foreign exchange reserves. Other factors affecting foreign exchange reserves include changes in foreign exchange and Turkish Lira required reserve ratios, changes in banks’ free foreign currency accounts, foreign exchange sales to energy importing state-owned enterprises, foreign debt and other current foreign exchange transactions carried out on behalf of the Ministry of Treasury and Finance, onshore and offshore foreign exchange denominated issuances by the Ministry of Treasury and Finance, export rediscount credit foreign exchange repayments.

On February 1, 2022, CBRT published the “Communique on Deposit and Participation Accounts Scheme for non-Resident Turkish Citizens (YUVAM)” numbered 2022/7 for the purpose of allowing Turkish citizens who are not resident in Türkiye to open FX Protected TL accounts in domestic banks. With an amendment on March 22, 2022, the CBRT determined those who could benefit from the YUVAM mechanism as non-resident persons and the companies the fund holders of which are non-resident persons and the legal residence of which is outside Türkiye. According to this Communique and the Implementation Instructions for the Communique prepared by the CBRT; if non-resident persons or their companies established abroad convert their U.S. Dollar/EUR/GBP deposit or participation accounts in domestic banks into Turkish Lira denominated YUVAM accounts, they can benefit from the foreign currency protection mechanism same as that in FX Protected TL Depository Communique. Eligible non-resident persons and their companies can participate in this deposit scheme with maturity options of 3 months, 6 months, 1 year and 2 year. In the event that the relevant foreign currency rate at the end of the given maturity is higher than the initial conversion rate, and such difference exceeds the accrued interest or profit share, CBRT will reimburse the depositing person via relevant deposit or participation bank. The accounts opened within the scope of YUVAM mechanism may be renewed at the end of their maturity. The renewed accounts continue to benefit from the support, with a chosen term, for an amount up to the foreign currency equivalent of TL balance at the end of the maturity as converted at the exchange rate at maturity.

On January 19, 2022, the CBRT announced the establishment of a Bilateral Currency Swap Agreement with the Central Bank of the United Arab Emirates between the UAE Dirham (AED) and the Turkish lira in the nominal size of mutually AED 18 billion and TL 64 billion. The CBRT also added that the agreement will stand for a period of three years, with the possibility of an extension through mutual agreement.

On January 20, 2022, the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

On January 27, 2022, the CBRT released the first inflation report of the year, which stated its inflation forecasts as 23.2% and 8.2% for year-end 2022 and 2023, respectively. The CBRT stated in the report that the monetary policy stance will be decided with a focus on evaluating the sources of inflation, their permanence and how they can be controlled by monetary policy, with the ultimate goal of long-term price stability. The CBRT also stated that the deflation process is expected to start on the back of measures taken for sustainable prices and financial stability along with the decline in inflation resulting from the base effect.

On February 17, 2022 the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

On March 1, 2022, the CBRT made amendments to the “Implementation Instructions for Advance Loans Against Investment Commitment”. In this respect, it was stipulated that all contracts and pricing that the firms using advance loans against investment commitments would conduct with residents regarding the relevant investment should be in Turkish lira only. It was also stipulated that firms using the credits should make the domestic pricing and sale of the goods, produced via the relevant investment, in Turkish lira only. In addition, a facility was introduced allowing for the use of credits at a fixed interest rate only and with a maximum total interest rate reduction of 500 basis points over the policy rate depending on commitments. On April 20, 2022, the CBRT made further amendments in the Implementation Instructions for Advance Loans Against Investment Commitment. In this respect, tourism firms were also provided with the facility to use advance loans against investment commitment at an interest rate with reductions of up to 500 basis points in total over the policy rate, against a commitment to generate FX-earning services revenues, invest in tourism development regions, use domestic input, and receive external financing of at least 20%. The total credit limit was increased to TL 150 billion, TL 50 billion of which was allocated to advance loans against investment commitment to be used by firms operating in the tourism sector. A limit of TL 250 million was allocated to firms with an SME status, and TL 1.5 billion to other firms.

On March 17, 2022 and April 14, 2022, the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

On April 15, 2022, with an amendment to the CBRT’s Export Circular, the obligation of exporters to sell their FX earnings to the CBRT was raised from 25% to 40%.

On April 18, 2022, with an amendment to the CBRT Regulation regarding “Invisible Balances”, it was stipulated that in case FX proceeds from FX earning services/ operations are sold to banks, at least 40% of this amount should be sold to the CBRT.

On April 23, 2022, in line with its main objective of price stability and in the scope of efforts towards supporting financial stability and encouraging liraisation, the CBRT announced that it had strengthened its macroprudential policy toolkit and had revised the reserve requirement regulation. In this context, banks’ and financing companies’ TL-denominated commercial cash loans will be subject to reserve requirements, excluding some loans. Accordingly, commercial loans, which have been extended in four-week periods since April 1, 2022, will be subject to a reserve requirement of 10% of the said loans during the maintenance periods of four-week. For banks with a loan growth rate above 20% by May 31, 2022 compared to December 31, 2021, the difference between their outstanding loan balances on March 31, 2022 and December 31, 2021 will be subject to reserve requirements of 20% of this difference, for a period of 6 months. Moreover, the CBRT decided to differentiate FX deposit/participation fund reserve requirement ratios according to the conversion rate of real person’s FX accounts to TRY accounts. In this respect, based on said conversion rate, the CBRT decided to implement an additional reserve requirement of (i) 500 basis points for banks with a conversion rate below 5%, and (ii) 300 basis points for banks with a conversion rate between 5% and 10%, to be effective from the calculation date of May 27, 2022 with the maintenance period starting on June 10, 2022. In addition, reserve requirement ratios of financing companies, which were 0%, were set at the same level as banks, and their liabilities to domestic banks were included in the scope of reserve requirements, to be effective from the calculation date of April 29, 2022 with the maintenance period starting on May 13, 2022.

On April 28, 2022, the CBRT released the second inflation report of the year, which stated its inflation forecasts as 42.8%, 12.9% and 8.3% for year-end 2022, 2023 and 2024, respectively. The CBRT stated in the report that one of the essential elements of its policy review process was the liraisation strategy, which is grounded in the construction of the financial system through Turkish lira instruments. The CBRT expects the liraisation to support monetary policy instruments in the medium and long term in the fight against inflation through three channels. According to the report, the first channel will be to encourage TL savings with FX Protected Deposits and similar instruments, ensuring that their returns are not lower than those of alternative instruments. The second channel is the gradual management of the transition to TL instruments for the CBRT liquidity and provisioning operations. In this framework, the prioritisation of Turkish lira collateral and instruments in accessing the TL, and in particular the reduction of the share of currency swap transactions in total funding have been targeted. Thirdly, to secure permanent gains in disinflation by improving production capacity, the report states that it is important to meet the funding needs of sectors that support the sustainable improvement of the current account balance and engage in foreign exchange earning activities at appropriate maturities in TL terms.

On May 26, 2022, the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

On June 10, 2022, the CBRT published the “Communique on Amending the Communique on Reserve Requirements (numbered 2013/15)” numbered 2022/19 for the purpose of increasing the reserve requirement ratio for Turkish lira-denominated commercial cash loans from 10% to 20% with a view to supporting financial stability and published the “Communique on Maintenance of Turkish Lira-Denominated Securities for Foreign Currency Liabilities” numbered 2022/20 which requires banks to maintain additional Turkish lira long-term fixed-rate securities for foreign currency deposits/participation funds as of July 29, 2022 as a complementary step to the action increasing the weight of the Turkish lira fixed-rate securities in the collateral pool that would become effective on June 24, 2022 in the context of the announcement about the collateral and liquidity policy actions at the last Monetary Policy Committee meeting.

On June 13, 2022, the Implementation Instructions for Rediscount Credits for Export and Foreign Exchange Earning Services were revised. Accordingly; the maximum maturity was set at 360 days for Turkish lira rediscount credits and 720 days for the defense industry; interest rates for Turkish lira rediscount credits were set to be 300 basis points, 200 basis points, and 100 basis points below the policy rate for maturities of 0-90 days, 91-180 days, and 181-720 days, respectively; in addition to the existing condition for access to TRY rediscount credits (stipulating that 40% of export proceeds should be sold to the CBRT), firms should also make a commitment to sell at least 30% of their export proceeds to a bank and firms using TRY rediscount credits should pledge not to buy the sold amount of foreign currency again for a month from the date of the first sale of export proceeds.

On June 23, 2022, the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

On July 4, 2022, the minimum Government Domestic Debt Securities (GDDS) collateral blockage for all swap transactions with the CBRT and the GDDS collateral requirement for Interbank Money Market Operations, that had been changed from 30% to 45% on June 6, 2022, were increased to 50%, effective on July 22, 2022 and the collateral discount rates, that had been changed from 15% to 30% on 6 June 2022, were increased to 50% for indexed securities as well as FX-denominated and gold-backed assets subject to collateral with an amendment to the Implementation Instructions for Turkish Lira Operations and the Implementation Instructions for FX Markets also effective on July 22, 2022.

On July 6, 2022, the CBRT published the “Communique on Amending the Communique on Supporting the Conversion to TRY Deposits (numbered 2021/14)” numbered 2022/22 which allows resident legal persons to convert their FX deposit accounts, which were held at banks at any date between December 31, 2021 and June 30, 2022, into TRY deposits.

On July 21, 2022, the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

On July 28, 2022, the CBRT released the third inflation report of the year, which stated its inflation forecasts as 60.4%, 19.2% and 8.8% for year-end 2022, 2023 and 2024, respectively.

On August 18, 2022, the Monetary Policy Committee decided to decrease the policy rate (one-week repo auction rate) from 14% to 13%. In the summary of the Monetary Policy Committee Meeting published on August 25, 2022, it was stated that annual consumer inflation decreased in energy whereas it went up in other groups, with core goods and services having a significant impact on the rise in inflation. The Committee expects the disinflation process to start on the back of measures taken and decisively implemented for strengthening sustainable price and financial stability along with the resolution of the ongoing regional conflict. It is important that financial conditions remain supportive to preserve the growth momentum in industrial production and the positive trend in employment in a period of increasing uncertainties regarding global growth as well as escalating geopolitical risk. Accordingly, the Committee decided to reduce the policy rate by 100 basis points, and has assessed that the updated level of policy rate is adequate under the current outlook.

On August 20, 2022, the CBRT announced the following decisions for loans subject to the reserve requirement practice it had stated in its press release of April 23, 2022: (i) the reserve requirement maintenance being applied at a ratio of 20% was replaced by maintenance of securities at 30% for banks to enhance the efficiency of the practice, (ii) securities equaling the loan amount exceeding the loan growth rate of 10% as of December 30, 2022 compared to July 29, 2022 will be maintained for a period of one year, (iii) in case the types of loans that are excluded are not extended against expenditure, such loans will be subject to the securities maintenance practice. Additionally the CBRT decided that for commercial loans to be extended from August 20, 2022 until the end of 2022, securities will be maintained based on 20% of the loan amount to be extended at an annual compound interest rate 1.4 times higher than the CBRT-released annual compound reference rate, and 90% of the loan amount to be extended at an annual compound interest rate 1.8 times higher than the CBRT-released annual compound reference rate.

On September 22, 2022, the Monetary Policy Committee decided to decrease the policy rate (one-week repo auction rate) from 13% to 12%.

According to the amendment made in the Communiqué on Supporting the Conversion to Turkish Lira on September 30, 2022, the date for domestic resident legal entities to convert their foreign currency deposit account and participation account balances denominated in US dollars, euros and British pounds, which they have in banks to Turkish lira, was extended to until September 30, 2022. On October 18, 2022, the CBRT announced that the securities maintenance ratio was revised as 5% in the Securities Maintenance practice as of October 28, 2022 and starting December 30, 2022, securities will be maintained based on the targets of the Turkish lira deposits share, instead of the conversion rate.

On October 20, 2022, the Monetary Policy Committee decided to decrease the policy rate (one-week repo auction rate) from 12% to 10.5%. In the summary of the Monetary Policy Committee Meeting published on October 27, 2022, it was stated that it was critically important that financial conditions remain supportive to preserve the growth momentum in industrial production and the positive trend in employment in a period of increasing uncertainty regarding global growth as well as further escalation of geopolitical risks. Accordingly, the Monetary Policy Committee decided to reduce the policy rate by 150 basis points. According to the summary of the meeting, the Committee evaluated taking a similar step in the following meeting that will take place on November 24, 2022, and ending the rate cut cycle.

On October 27, 2022, the CBRT released the fourth inflation report of the year, which stated its inflation forecasts as 65.2%, 22.3% and 8.8% for year-end 2022, 2023 and 2024, respectively. In the report, the CBRT said that it had decided to reduce the policy rate by a total of 350 basis points in August, September and October s considering that financial conditions should be supportive to preserve the growth momentum in industrial production and the positive trend in employment in a period of increasing global uncertainties.

On November 24, 2022, the Monetary Policy Committee decided to decrease the policy rate (one-week repo auction rate) from 10.5% to 9%. In the press release on interest rates published on November 24, 2022, it was stated that it is critically important that financial conditions remain supportive for the sustainability of structural gains in supply and investment capacity by preserving the growth momentum in industrial production and the positive trend in employment in a period of increasing uncertainties regarding global growth as well as further escalation of geopolitical risks. Accordingly, the Committee decided to reduce the policy rate by 150 basis points. Considering the increasing risks regarding global demand, the Committee evaluated that the current policy rate is adequate and decided to end the rate cut cycle that started in August.

On December 22, 2022, the Monetary Policy Committee will hold its next monetary policy meeting. The decision of the Monetary Policy Committee and a brief rationale will be announced on the CBRT website immediately after the meeting.

BANKING SYSTEM

The banking system in the Republic had a capital adequacy ratio of 18.83% and a relatively low non-performing loan ratio of 2.28% as of September 2022.

As of September 2022, the loan to deposit ratio and return on average assets of the banking sector were 87.36% and 2.57%, respectively.

As of November 25, 2022, the reserve requirement ratios (RRRs) for Turkish Lira deposits/participation accounts were between 3.0% and 8.0% depending on maturity. Furthermore, as of that date, RRRs were 8.0% for Turkish Lira demand deposits, notice deposits and private current accounts, and deposits/participation accounts with maturities up to one month and three months (including 1 and 3 months). On November 27, 2020, the CBRT announced that the same reserve requirement ratios and remuneration rates will be applied to all banks. On April 15, 2022, the remuneration rate applicable to Turkish lira reserve requirements was set at 0%, and the implementation regarding the payment of additional remuneration for Turkish lira reserve requirements depending on the conversion of resident real persons’ accounts was terminated. On June 30, 2022, the commission rate applied to reserve requirements that banks maintain at required reserve and FX notice deposit accounts for their FX deposit/participation fund liabilities was increased from 1.5% to 5%.

According to the decision taken by the BRSA on January 13, 2022, Deutsche Bank A.Ş. was authorized to provide support/advisory services to the banks and other financial institutions belonging to Deutsche Bank AG group in the following areas: convening the parties, documentation preparation, monitoring, reporting and transmission of all kinds of information and documents related to foreign financing opportunities and transactions, and providing advice and operational support such as giving reference prices for the transaction, providing communication support on administrative and operational issues, local legislation, compliance, tax and legal issues, and know-your-customer processes.

According to the decision taken by the BRSA on January 21, 2022, T. Garanti Bankası A.Ş. was authorized to provide support/advisory services to its subsidiary in Netherlands Garanti Bank International BV for system entries and operations relating to the same, information to be provided to customers and communications with intermediary banks in relation to letter of credit and foreign trade operations.

With its decision dated April 21, 2022, the BRSA allowed Hayat Katılım Bankası A.Ş. to be established as a digital participation bank. Hayat Katılım Bankası A.Ş. is the first bank who got the establishment license within the frame of the Regulation on the Operation Principles of Digital Banks and Service Model Banking prepared by the BRSA and entered into force on January 1, 2022.

With its decision dated April 28, 2022, the BRSA allowed Hedef Yatırım Bankası A.Ş. to be established as an investment bank with TL 500,000,000 share capital.

On May 24, 2022, the BRSA amended the Regulation on Procedures and Principles for Classification of Loans and Provisions to be Set Aside. With the amendment, the threshold amount for classification of receivables as non-performing loan in discretion of banks was increased from TL 100 to TL 2,500. The threshold amount will be applied as TL 500 for consumer loans. The amounts in question will be increased in January every year by the rate of increase in the annual producer price index announced by the TURKSTAT.

According to the decision taken by BRSA dated June 24, 2022, if: (i) a company (other than a bank or a financial institution) is subject to independent audit; and (ii) it holds FX cash assets (including gold and effective FX currency) in an amount exceeding: (A) the cash equivalent of TL 15 million; and (B) 10% of the greater amount of the total assets of the company or the company’s net sales revenue for the last year; such company will be subject to TL credit restrictions. Companies’ foreign subsidiaries and affiliates will not be included in calculation of threshold amount. These restrictions will also apply to credits extended by factoring and leasing companies. Companies that are not allowed to borrow foreign currency credit due to the legislation and that have a foreign currency net position deficit within three consecutive months following the date of the credit application will be exempted. However, aforementioned companies’ deficit position must be determined and their financial statements must be prepared by authorized independent audit firms or by certified public accountants.

With its decision dated July 7, 2022, the BRSA allowed Kasa Katılım Bankası A.Ş. to be established as a digital participation bank with TL 1,500,000,000 share capital.

With its decision dated August 4, 2022, the BRSA allowed T.O.M. Katılım Bankası A.Ş. to be established as a digital participation bank with TL 1,500,000,000 share capital.

According to the decision taken by BRSA dated October 21, 2022, the amount in article (A) of the immediately preceding paragraph would be applied as TL 10 million instead of TL 15 million, and the ratio in article (B) of the immediately preceding paragraph would be applied as 5% instead of 10% as of November 1, 2022.

With its decision dated September 28, 2022, the BRSA allowed FUPS Bank A.Ş. to be established as a digital deposit bank.

With its decision dated October 12, 2022, the BRSA allowed Q Yatırım Bankası A.Ş. to be established as an investment bank.

PUBLIC FINANCE AND BUDGET

From January to October 2022, the Central Government consolidated budget expenditures were approximately TL 2.33 trillion (compared to TL 1.18 trillion during the same period of 2021), the Central Government consolidated budget revenues were approximately TL 2.20 trillion (compared to TL 1.10 trillion during the same period of 2021), the Central Government consolidated budget deficit was TL 128.75 billion (compared to a deficit of approximately TL 78.50 billion during the same period of 2021), and the Central Government consolidated budget primary surplus was TL 139.50 billion (compared to a surplus of TL 78.07 billion during the same period of 2021). In October 2022, the Central Government consolidated budget expenditures were TL 307.4 billion (compared to TL 131.4 billion during the same month of 2021), the Central Government consolidated budget revenues were approximately TL 224.2 billion (compared to TL 114.0 billion during the same month of 2021), the Central Government consolidated budget deficit was approximately TL 83.3 billion (compared to a deficit of TL 17.4 billion during the same month of 2021), and the Central Government consolidated budget primary deficit was TL 22.1 billion (compared to a deficit of TL 3.1 billion during the same month of 2021). A Central Government budget deficit to GDP ratio of 3.4% for 2022 and 3.5% for 2023, and 2.5% for 2024 are expected through the 2023-2025 Medium Term Program that was announced on September 4, 2022. At the end of the program period, the ratio of budget deficit to GDP is targeted to be 1.5%.

The following table sets forth the details of the Central Government budget for the periods indicated:

Central Government Budget (million TL)	2021	January- October 2022 (cumulative)	October 2022
Budget Expenditures	1,603,545	2,328,176	307,416
1-Excluding Interest	1,422,680	2,059,921	246,272
Compensation of Employees	346,278	504,187	63,068
Social Security Contributions	57,369	78,551	9,265
Purchase of Goods and Services	133,454	177,822	28,763
Current Transfers	626,828	931,540	102,859
Capital Expenditures	131,281	153,178	25,559
Capital Transfers	25,492	26,553	3,981
Lending	101,978	188,088	12,777
2-Interest	180,852	268,255	61,144
Budget Revenues	1,402,038	2,199,422	224,162
1-General Budget Revenues	1,364,107	2,152,037	219,711
Taxes	1,164,988	1,829,771	181,806
Property Income	55,543	96,361	18,931
Grants and Aids and Special Revenues	11,293	26,675	2,538
Interest, Shares and Fines	122,106	187,664	15,354
Capital Revenues	8,814	9,828	697
Collections from Loans	1,361	1,738	385
2-Special Budget Institutions	28,958	36,439	3,399
3-Regularity & Supervisory Institutions	8,972	10,946	1,052
Budget Balance	-201,507	-128,754	-83,254
Balance Excluding Interest	-20,655	139,501	-22,110

Source: Ministry of Treasury and Finance

According to Presidential Decree No. 4970, dated December 24, 2021, and Presidential Decree No. 5193, dated February 13, 2022, no withholding tax will be applied to the foreign currency protected TL depository accounts and participation accounts. In addition, no withholding tax will be applied to the TL depository accounts and participation accounts opened for foreign exchange funds transferred from abroad by non-resident citizens in the scope of YUVAM mechanism.

According to Presidential Decree No. 5046, dated December 30, 2021, and Presidential Decree No. 5193, dated February 13, 2022, no withholding tax will be applied to TL depository accounts converted from gold deposit accounts, and TL participation accounts converted from gold denominated participation accounts.

On February 12, 2022, the Government announced that the value added tax on basic food products will be decreased from 8% to 1%. The relevant Presidential Decree numbered 5189 was published in the Official Gazette dated February 13, 2022.

According to Presidential Decree No. 5360, dated March 31, 2022, the temporary period of reduced withholding tax levels on Turkish Lira-denominated bank deposits and participation funds opened or renewed since April 4, 2022, which is 0% for maturities more than one year, 3% for maturities up to one year and 5% for maturities up to six months, was extended until June 30, 2022. With the same Presidential Decree, the temporary period of reduced withholding tax levels on income and earnings from bonds and bills issued by banks, lease certificates issued by asset leasing companies for which the fund user is a bank, and investment funds was also extended to until June 30, 2022.

On April 15, 2022, Law No. 7394 on Certain Amendments to the Law on Utilization of Immovable Properties Belonging to the Treasury and Certain Amendments to Value Added Tax Law and to Certain Laws and Statutory Decrees was published in the Official Gazette. Under this law, the corporate income tax rate was increased to 25% for banks, companies within the scope of Law No. 6361 on Financial Leasing, Factoring, Financing, and Saving Financing Companies, electronic payment and money institutions, authorized foreign exchange institutions, asset management companies, capital market institutions, insurance and reinsurance companies, and pension companies for the tax period starting from January 1, 2022. This law also introduced a VAT exemption for the goods and service deliveries for construction works within the scope of the investment incentive certificates related to the manufacturing industry and tourism until December 31, 2025. In addition, the required one-year holding period for VAT exemption related to resident or workplace purchases by non-residents was changed to three years.

With the “Law on Amending Tax Procedural Law and Corporation Tax Law” numbered 7352 and published in the Official Gazette dated January 29, 2022, and the “Law on Amending Banking Law, Some Other Laws and Statutory Decree numbered 655” numbered 7407 and published in the Official Gazette dated May 28, 2022, certain tax regulations regarding corporate taxation were made for the legal entities benefiting from the FX Protected TL Depository Communique and Communique on Supporting the Conversion of Gold Deposits to Turkish Lira Depository and Participation Accounts.

On July 7, 2022, Law No. 7414 on the Amendment of the Central Government Budget Law and its subsidiaries was published in the Official Gazette. With the publishing of this law in the official Gazette, the budget revenue for 2022 increased by approximately TL 1.1 trillion, while the budget spending for 2022 increased approximately by TL 880.5 billion.

PRIVATIZATION

The privatization implementations of Türkiye amounted to approximately U.S.$413.10 million in 2021 and approximately U.S.$452.2 million as of November 25, 2022.

Total privatization proceeds realized by the Turkish Privatization Administration since 1986 amounted to approximately U.S.$71.25 billion as of November 25, 2022.

DEBT

On October 31, 2022, the Ministry of Treasury and Finance published the 2023 financing program. According to the financing program, the total amount of debt service in 2023 is projected to be TL 1,082.8 billion, comprising of payments of TL 563.6 billion in principal and TL 519.2 billion in interest. Total domestic debt service is expected to be TL 805.8 billion while total external debt service is expected to be TL 276.9 billion. On the external financing front, the Ministry of Treasury and Finance plans to raise U.S.$10.0 billion in equivalent external funding in 2023 through bond issuances in international capital markets.

The Central Government’s total domestic debt stock was approximately TL 1,800 billion as of the end of October 2022, compared to approximately TL 1,205 billion as of the end of October 2021.

In October 2022, the average maturity of the Republic’s domestic cash borrowing was 68.6 months, as compared to 52.6 months in October 2021. The average annual interest rate on domestic cash borrowing (including discounted treasury bills/government bonds) on a compounded basis was 17.81% in October 2022, compared to 14.35% in October 2021.

The total gross outstanding external debt of the Republic was approximately U.S.$444,392 million (at then-current exchange rates) at the end of the second quarter of 2022.

The following table summarizes the gross external debt profile of the Republic (at period end):

Gross External Debt Profile	2022 Q1	2022 Q2
	(in millions of U.S. Dollars)
GROSS EXTERNAL DEBT	450,506	444,392
SHORT-TERM	131,292	134,546
Public Sector	24,848	24,846
Central Bank	29,812	29,428
Private Sector	76,632	80,272
LONG-TERM	319,214	309,846
Public Sector	158,013	154,323
Central Bank	0	0
Private Sector	161,201	155,523

Source: Ministry of Treasury and Finance

The Republic’s EU-defined general government gross debt to GDP ratio was 39.3% in the second quarter of 2022. The Republic also maintains a large cash balance to cover its financing needs. As of November 23, 2022, the Republic’s cash account with the CBRT stood at approximately TL 361 billion. As of year-end 2021, it was TL 237.1 billion.

Since 2003, the Republic’s strategic benchmarking policy, together with high growth rates and prudent fiscal policies, has helped to mitigate the risk exposure of its debt portfolio. For 2022, the Republic’s primary pillars of borrowing strategies are:

•	to borrow mainly in TL and to decrease the share of domestic debt stock denominated in foreign currencies;

•	to borrow in foreign currencies besides the U.S. dollar in international markets for market diversification;

•

to keep the share of debt maturing within 12 months and the share of debt stock with interest rate refixing period of less than 12 months at a certain level, by taking into account appropriate instrument and maturity composition to optimize interest payments; and

•	to keep a strong level of cash reserves in order to reduce the liquidity risk associated with cash and debt management.

The Republic prepares its domestic and external borrowing programs by factoring in these strategies. By implementing a strategic benchmarking policy, the sensitivity of Ministry of Treasury and Finance’s debt portfolio to risks associated with foreign exchange, interest rate and liquidity have been significantly reduced. The Republic has also strengthened its debt sustainability.

SUMMARY OF KEY ECONOMIC INDICATORS

The following table summarizes the key economic indicators of Türkiye for the periods indicated:

	2017	2018	2019	2020	2021	2022
Nominal GDP (in billions of TL)	3,134	3,759	4,312	5,048	7,249	5,927	**
Real GDP Growth (%)	7.5	3.0	0.8	1.9	11.4	7.6	**
Non-Seasonally Adjusted Unemployment (%)	10.9	11.0	13.7	13.1	12.0	9.9	***
Consumer Price Index (%)	11.92	20.30	11.84	14.60	36.08	85.51	****
Domestic Producer Price Index (%)	15.47	33.64	7.36	25.15	79.89	157.69	****
Current Account Balance (in millions of U.S.$)	-39,955	-20,114	10,798	-31,878	-7,255	-37,977	***
Central Government External Debt Stock (in millions of U.S.$)	90,241	91,245	96,443	102,317	109,732	107,796	****
Public Sector Borrowing Requirement/GDP (%)	1.8	2.4	3.3	3.9	2.5	6.4	*

*	2023-2025 Medium Term Program realization estimate.
**	As of the end of Q2 2022.
***	As of September 2022.
****	As of October 2022.

Sources: TURKSTAT, CBRT, Ministry of Treasury and Finance

From October 31, 2022 to November 24, 2022, the Istanbul Stock Exchange National 100 Index increased by approximately 22.10%.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the Fiscal Agency Agreement. The Republic has appointed a fiscal agent, registrar, paying agent and transfer agent in accordance with the Fiscal Agency Agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the Fiscal Agency Agreement. The Republic has filed a copy of the Fiscal Agency Agreement and the form of notes with the SEC and at the office of the fiscal agent in New York City.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of $ .

•	will mature at par on .

•	will bear interest at 9.875% per annum from , 2022.

•

will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on July 15 and January 15 of each year, commencing on                 , 2023 to be paid to the person in whose name the note is registered at the close of business on the preceding    or                 .

•	the yield of the notes will be % per annum.

•

as of their issuance, the notes will be a further issuance of, will be fully fungible with, rank equally with, and form a single issue and series with, our $1,500,000,000 9.875% notes due January 15, 2028 which were issued on November 15, 2022. Following the issuance of the notes pursuant to this prospectus supplement, the aggregate principal amount of the 9.875% notes due January 15, 2028 will be $                .

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•

upon issuance, will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 662/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. Those provisions are described in the section entitled “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

Payments of Principal and Interest

The Republic will make payments of principal and interest on the notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the notes. The Republic expects that holders of the notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.

Payment of Additional Amounts

In addition to the disclosure set forth under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus, with respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Türkiye or any authority of or within Türkiye, Türkiye shall not pay any additional amounts to a holder who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of (and premium, if any, on), or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in New York City; or

(c) any other present or future External Indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than US$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of External Indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the IMF or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the IMF; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 662/3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The Fiscal Agency Agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The Republic has initially appointed The Bank of New York Mellon as paying agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.

In addition, so long as notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Banque Internationale à Luxembourg S.A. to serve as its paying agent in Luxembourg.

The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Official List of the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Definitive Notes

The Republic will issue notes in definitive form only if DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the global trust services office of the fiscal agent in New York City or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the Fiscal Agency Agreement, by presenting and surrendering it at the office of any transfer agent. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

If and for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange, and the rules of such exchange so require, the Republic will also undertake to publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg (which the Republic expects to be the Luxembourg Wort) or on the website of the Luxembourg Stock Exchange which is https://www.bourse.lu. Neither the failure to give notice nor any defect in any notice given to any particular holder of a note shall affect the sufficiency of any notice with respect to other notes.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

See “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” for discussion relating to amendments and waivers in the accompanying prospectus.

Governing Law and Consent to Service

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Türkiye.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Türkiye for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic is applying to list the notes on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules.

3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (ISIN No. US                 ; CUSIP No.                 ). The address of DTC is 570 Washington Blvd., Jersey City, NJ 07310, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B —1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Türkiye in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: Ministry of Treasury and Finance, Ismet Inonu Bulvari, No. 36, 06510 Emek, Ankara, Türkiye. The telephone number is: +90 216 633 7469.

7. Save as disclosed on pages S-18 through S-37 of this prospectus supplement and in the Annual Report of the Republic on Form 18-K for the fiscal year ended December 31, 2021, as filed with the SEC on September 23, 2022, as amended from time to time (the “Annual Report for 2021”), since December 31, 2021, there have been no significant changes relating to public finance and trade.

8. Türkiye will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Türkiye. Türkiye’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Türkiye (Law No. 2004) published in The Official Gazette (No. 2128) on June 19, 1932, assets and properties of Türkiye are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Türkiye that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

9. The information contained in the Annual Report for 2021, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2021, December 31, 2020, December 31, 2019, December 31, 2018 and December 31, 2017, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

The information included in the ‘Recent Developments and Summary’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2021, as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2021, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

10. For the term of this prospectus supplement copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg and at https://www.sec.gov/cgi-bin/browse- edgar?company=republic+of+Turkey&owner=exclude&action=getcompany:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC;

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes; and

(d) the budget of the Republic for the current fiscal year.

11. Save as disclosed on page S-16 of this prospectus supplement and in the Annual Report for 2021, as amended from time to time, the Republic has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Republic is aware) during the 12 months preceding the date of this prospectus supplement which may have, or have had in the recent past, significant effects on the financial position of the Republic.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to the Republic for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the fiscal agent generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the appropriate clearing system, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back- valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you are a beneficial owner of a note and that you (i) hold the note as a capital asset for U.S. federal income tax purposes (generally, an asset held for investment), (ii) purchased the note pursuant to this initial public offering, and (iii) acquired the note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), or persons holding the notes through partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Code, and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and decisions made by the U.S. Internal Revenue Service (the “IRS”) and judicial decisions interpreting the Code, all as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified at any time, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. Türkiye has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or the courts will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

The Republic expects, and the remainder of this summary assumes, that the notes will not be issued with greater than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership and disposition of a note.

Deemed Taxable Exchange

A change made to the terms of the notes pursuant to the collective action clause may give rise to a deemed taxable exchange for U.S. federal income tax purposes upon which gain or loss would be realized if such change constitutes a “significant modification” (as defined in the Code). Such gain or loss would be measured by the difference between the principal amount (or fair market value in certain circumstances) of the note after the modification and the holder’s tax basis in such note before the modification. A deemed taxable exchange may also result in the “new” notes being treated as having been issued with original issue discount or premium. A modification of a note that is not a significant modification does not create a deemed taxable exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a note is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the note collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant.

Qualified Reopening

For U.S. federal income tax purposes, the Republic intends to treat the notes as being issued in a “qualified reopening” of the outstanding 9.875% notes due January 15, 2028 that were previously issued on November 15, 2022. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the notes will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 9.875% notes due January 15, 2028 that were previously issued on November 15, 2022, for U.S. federal income tax purposes. Under the qualified reopening rules, because the outstanding that were previously issued on November 15, 2022 were not issued with more than de minimis “original issue discount” for U.S. federal income tax purposes, the notes also do not have more than de minimis original issue discount.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under applicable Treasury Regulations to be treated as a U.S. trust.

Payments of Interest.    Payments or accruals of stated interest on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on a note will not be includable in your income to the extent that it reflects pre-issuance accrued interest (if any), but will instead reduce your adjusted tax basis in your note.

In addition to interest on the notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a note generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances. You should consult your own tax advisor about the possibility of claiming a foreign tax credit or deduction with respect to any tax withheld from payments on the notes.

Treatment of Premium.    If you purchase a note for an amount that is greater than its stated redemption price at maturity (not taking into account pre-issuance accrued interest), you will be considered to have purchased the note with “amortizable bond premium” equal in amount to that excess. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the qualified stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments acquired at a premium (other than debt instruments the interest on which is excludible from gross income) that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will realize a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “adjusted tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Pre-issuance Accrued Interest.    If a note is issued with pre-issuance accrued interest, the Republic intends to treat the note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the note, but will reduce your adjusted tax basis in the note by such amount.

Disposition of Notes.    If you sell or otherwise dispose of a note, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, will be taxed to you as ordinary interest income). Your “adjusted tax basis” in the note will equal the amount that you paid for the note, decreased (but not below zero) by any amortized premium (as described above), any amount attributable to pre-issuance accrued interest that you have received and by any cash payments of principal (if any) that you have received with respect to the note.

Gain or loss from the sale or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the note, you have held the note for more than one year. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the “foreign tax credit” provisions of the Code. Therefore, you may not be able to claim a credit for any Turkish taxes imposed upon a disposition of a note unless you have other income from non-U.S. sources and other requirements are met. You should consult your own tax advisor about the possibility of claiming a foreign tax credit or deduction with respect to any Turkish taxes imposed upon a disposition of a note.

Medicare Tax.    A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in the notes.

Information with Respect to Foreign Financial Assets.    Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year, generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The notes may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest.    Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business (and in addition, if you are claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States) and the interest income is deemed to be “effectively connected” to that trade or business, you generally will be subject to U.S. federal income tax on that interest income in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Notes.    Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a note unless:

(1) that gain is “effectively connected” for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if you are claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States); or

(2) if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the note and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the note or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the “branch profits tax” as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a note, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you generally are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a note generally will be treated in the same manner as payments of interest made to you, as described above under “— Non-U.S. Holders — Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you on a note if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Further, if you are a U.S. Holder, and unless you prove that you are exempt, backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; or (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns. If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures in order to establish your exemption.

If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person. As used herein, the term “U.S. Controlled Person” means a broker that is, for U.S. federal income tax purposes:

•	a U.S. Person;

•	a “controlled foreign corporation”;

•	a non-U.S. person 50% or more of whose gross income is “effectively connected” with a U.S. trade or business for a specified three-year period; or

•

a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

The Republic of Türkiye

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are legal entities resident outside the

Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14593) (the “Decree No. 2009/14593”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14592) (the “Decree No. 2009/14592”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event of any increase in such rates, the Republic will be obliged to pay additional amounts as specified under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the Notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the Notes to Turkish residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.

UNDERWRITING

The Republic and the underwriters have entered into an underwriting agreement, dated as of                 , 2022 relating to the offering and sale of the notes. In the underwriting agreement, the Republic has agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from the Republic, the principal amount of notes that appears opposite the name of such underwriter in the table below:

BofA Securities, Inc.	$
Goldman Sachs International	$
J.P. Morgan Securities plc	$

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Republic, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased. Subject to applicable allocation policies of the underwriters and preferences of the Republic of Türkiye, the underwriters may allot securities to their own accounts (including via the respective underwriters’ trading desks).

The underwriters have advised the Republic that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a selling concession of up to         % of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters have agreed to pay certain expenses of the Republic incurred in connection with the offering and expenses incurred in connection with certain investor meetings.

In the underwriting agreement, the Republic has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list the notes on the Official List of the Luxembourg Stock Exchange and to trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised the Republic that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, the Republic cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Republic or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Republic or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with the Republic or its affiliates may hedge their credit exposure to the Republic or its affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of the Republic or its affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriters (or affiliate of the underwriters) may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The underwriters and their affiliates have been exempted from the provisions of Rule 101 under Regulation M.

Delivery of the notes will be made against payment therefor on or about the                 New York business day following the date of pricing the notes (such settlement being referred to as “T+     ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+ , to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

The notes are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

The underwriters have specifically agreed to act as follows in each of the following places:

Public Offer Selling Restrictions under the Prospectus Regulation:    In relation to each Member State of the European Economic Area, each of the underwriters has represented and agreed that it has not made and will not make an offer of notes to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that it may make an offer of such notes to the public in that Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the Joint Book Running Managers; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer shall require the Republic or any of the Joint Book Running Managers to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or to supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes and the expression Prospectus Regulation means Regulation (EU) 2017/1129.

MIFID II and UK MiFIR product governance / ECPs, Professional and Retail investors target market: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions), each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions) are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is (subject to applicable selling restrictions) retail clients, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”), eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions) are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Selling Restrictions Addressing Additional United Kingdom Securities Laws: Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy: The offering of the notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that, save as set out below, it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in an offer to the public and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of this Prospectus Supplement and any other document relating to the notes in the Republic of Italy except:

(1) to “qualified investors”, as defined in Regulation (EU) 2017/1129 of 14 June 2017 (the “Prospectus Regulation”, as amended); or

(2) that it may offer, sell or deliver Notes or distribute copies of any prospectus relating to such Notes in an offer to the public in the period commencing on the date of publication of such prospectus, provided that such prospectus has been approved in another Relevant Member State and notified to CONSOB, all in accordance with the Prospectus Regulation, Legislative Decree No. 58 of 24 February 1998, as amended

(the “Decree No. 58”) and CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”), and ending on the date which is 12 months after the date of approval of such prospectus; or

(3) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under the Prospectus Regulation, Decree No. 58 or Regulation No. 11971.

Any such offer, sale or delivery of the notes or distribution of copies of this Prospectus Supplement or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, Decree No. 58, CONSOB Regulation No. 20307 of 15 February 2018, as amended and any other applicable laws and regulations;

(b) in compliance with Article 129 of Legislative Decree No. 385 of 1 September 1993, as amended, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy and the relevant implementing guidelines of the Bank of Italy issued on 25 August 2015 (as amended on 10 August 2016 and 2 November 2020); and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, the Prospectus Regulation and Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, Article 100-bis of Decree No. 58 provides that where the notes are placed solely with “qualified investors” and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and, in addition, to claim damages from any authorised person at whose premises the notes were purchased, unless an exemption provided for under the Prospectus Regulation or Decree No. 58 applies.

Canada: The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Singapore: Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Republic has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Türkiye. The validity of the notes will be passed upon for the Republic by Arnold & Porter Kaye Scholer LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, and for the underwriters by Pekin & Pekin, Istanbul, Türkiye. In rendering their opinions, Arnold & Porter Kaye Scholer LLP will rely as to all matters of Turkish law upon the Chief Legal Advisor and Director General of Trials and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

PROSPECTUS

THE REPUBLIC OF TURKEY

$10,000,000,000

Debt Securities

The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $10,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Turkey’s external indebtedness issued prior to January 1, 2015, Turkey may amend the payment provisions of the debt securities and other “reserved matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement accompanying this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is May 6, 2020

WHERE YOU CAN FIND MORE INFORMATION

Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (“SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:

•

Turkey’s Annual Report on Form 18-K for the year ended December 31, 2018 (File Number 033-37817), filed on September 26, 2019, as amended by Amendment No. 1 to Turkey’s Annual Report on Form 18-K/A, filed on November 14, 2019; Amendment No. 2 to Turkey’s Annual Report on Form 18-K/A, filed on February 13, 2020; Amendment No. 3 to Turkey’s Annual Report on Form 18-K/A, filed on April 10, 2020; and Amendment No. 4 to Turkey’s Annual Report on Form 18-K/A, filed on April 29, 2020.

•	all other amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2018 filed prior to the date of this prospectus (File Number 033-37817).

Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Turkey’s Treasury and Financial Counselor at the following address and phone number:

Turkish Embassy

Office of the Counselor for Treasury and Financial Affairs

2525 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: The Office of the Counselor for Treasury and Financial Affairs

(202) 612-6790

DATA DISSEMINATION

Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later- than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at https://dsbb.imf.org/sdds/country/ TUR/category. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.

DEBT SECURITIES

Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a Fiscal Agency Agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•

whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The following description applies to any series of debt securities issued prior to January 1, 2015 (including any further issuances of such debt securities).

The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.

The following description applies to any series of debt securities issued on or after January 1, 2015.

The debt securities will constitute direct, general, unconditional and unsubordinated public External Indebtedness of Turkey for which the full faith and credit of Turkey is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated public External Indebtedness of Turkey. It is understood that this provision shall not be construed so as to require Turkey to make payments under the debt securities ratably with payments being made under any other public External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form; and

•	without interest coupons.

Debt securities denominated in U.S. dollars or in another monetary unit will be issued in denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent, or such other office as designated by the fiscal agent, to the registered holders of the debt securities on the related record date; provided, however, that if so provided in the text of the debt securities, payments of principal and any interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses, or in the case of principal, such other address as provided in writing by the registered holder. The authorization relating to such debt securities may provide that payments may be made to a registered holder of an amount greater than the aggregate principal amount of debt securities specified therein, by transfer of same day funds to an account maintained by the payee with a bank as specified in such authorization, if the registered holder so elects by giving the fiscal agent not less than 15 days’ notice (or such fewer days as the fiscal agent may accept at its discretion) prior to the date of payment.

If any date on which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent, or such other office as designated by the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey, as provided and in the manner set forth in the debt securities. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.

Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.

Negative Pledge

Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities are given an equivalent interest.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation (or Guarantee thereof) to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person; (iv) an obligation (or Guarantee thereof) to the extent that it is not equal to or above $100,000,000 is not External Indebtedness; and (v) an obligation (or Guarantee thereof) to the extent that it does not have an original maturity of more than one year or is not combined with a commitment so that the original maturity of one year or less may be extended to a period in excess of one year is not External Indebtedness.

“Foreign Currency” means any currency other than the lawful currency of Turkey.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase goods or services or supply funds or take any other action for the purpose of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;

(2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” means any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person ” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Turkey announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.

Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Judgment Currency

If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert an amount due to the holder of a debt security in the currency in which the debt security was required to be paid by its terms (the “Debt Security Currency”) into another currency (the “Judgment Currency”), Turkey and such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such holder could purchase the Debt Security Currency with such Judgment Currency in the city which is the principal financial center of the country of issue of the Debt Security Currency on the date two business days preceding the date on which actual payment in the Judgment Currency is made to such holder.

To the fullest extent permitted by law, the obligation of Turkey in respect of any amount payable by it to the holder of a debt security shall, notwithstanding any judgment in a Judgment Currency, be discharged only to the extent that on the business day following receipt by such holder of any amount adjudged to be so due in the Judgment Currency, such holder may, in accordance with normal banking procedures, purchase the Debt Security Currency with the Judgment Currency. To the fullest extent permitted by law, if the amount of the Debt Security Currency so purchased is less than the amount originally due to such holder, Turkey undertakes, as a separate and independent obligation, to indemnify and hold harmless each relevant holder of the debt security against the amount of such shortfall and if the amount of the Debt Security Currency so purchased is more than the amount originally due to such holder, and if all of Turkey’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit such excess to Turkey.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•

to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•

presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•

if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.

Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Turkey. Turkey will appoint the Treasury and Financial Counselor of the Republic of Turkey, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.

The Counselor for Treasury and Economic Affairs is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.

Collective Action Securities Issued Prior to January 1, 2015

Turkey may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 1, 2015 (including any further issuances of such debt securities).

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2⁄3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the Fiscal Agency Agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the Fiscal Agency Agreement.

Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the Fiscal Agency Agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•

for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “— Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series and of the appointment of proxies in respect of the holders of debt securities of a series;

•	the record date for determining the holders of debt securities of a series who are entitled to vote at such meeting;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the Fiscal Agency Agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal (or premium, if any) of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	reduce the premium payable upon redemption of the debt securities of that series;

•

change the currency in which any amount in respect of the debt securities of that series is payable or (i) with respect to U.S. dollar denominated issuances, exclude the Borough of Manhattan, the City of New York, as a required place at which payment with respect to interest, premium or principal is payable, or (ii) with respect to EUR denominated issuances, exclude the City of London, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	amend the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Turkey’s appointment of an agent for the service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the Fiscal Agency Agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

(i)	to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the debt securities of that series; or

(ii)	make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the Fiscal Agency Agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the Fiscal Agency Agreement or in the debt securities of that series; or

•

amending the Fiscal Agency Agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

Collective Action Securities Issued On or After January 1, 2015

The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 1, 2015.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings, Amendments and Waivers

Turkey may call a meeting of the holders of debt securities of a series at any time regarding the Fiscal Agency Agreement or the debt securities of the series. Turkey will determine the time and place of the meeting.

Turkey will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Turkey or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Turkey or the fiscal agent (with a copy to Turkey) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Turkey will notify the fiscal agent and the fiscal agent will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Turkey will set the procedures governing the conduct of the meeting and if additional procedures are required, Turkey will consult with the fiscal agent to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The fiscal agent will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the fiscal agent.

The holders may generally approve any proposal by Turkey to modify the Fiscal Agency Agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Turkey that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the Fiscal Agency Agreement) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the Fiscal Agency Agreement);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Turkey’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•

authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Turkey or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Turkey may select, in its discretion, any modification method for a reserved matter modification in accordance with the Fiscal Agency Agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Turkey will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Turkey’s economic and financial circumstances that are in Turkey’s opinion relevant to the request for the proposed modification, a description of Turkey’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Turkey shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Turkey’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Turkey is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the Fiscal Agency

Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Turkey or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality, except that (x) debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public Turkey instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Turkey, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Turkey and the Fiscal Agent may, without the vote or consent of any holder of debt securities of a series, amend the Fiscal Agency Agreement or the debt securities of the series for the purpose of:

•	adding to Turkey’s covenants for the benefit of the holders;

•	surrendering any of Turkey’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the Fiscal Agency Agreement;

•

amending the debt securities of that series or the Fiscal Agency Agreement in any manner that Turkey may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of Turkey, a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Turkey may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. If securities are sold, there is no requirement to announce any such sale.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Turkey by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter Kaye Scholer LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey. As to all matters of United States law, the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by the Director General of Debt Office, Ministry of Treasury and Finance, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.

AUTHORIZED AGENT

The authorized agent of Turkey in the United States of America is the Treasury and Financial Counselor of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Counselor for Treasury and Financial Affairs, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC

Ministry of Treasury and Finance

Ismet Inonu Bulvari

06510 Emek

Ankara

Turkey

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT, EXCHANGE AGENT

(WITH RESPECT TO CITIBANK, N.A., LONDON BRANCH) AND REGISTRAR

For USD Denominated Issuances	For EUR Denominated Issuances
The Bank of New York Mellon	Citibank, N.A., London Branch
101 Barclay Street, Floor 7 East	Citigroup Centre
New York, New York 10286	Canada Square
U.S.A.	Canary Wharf, London
E14 5LB

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law	As to Turkish Law
Arnold & Porter Kaye Scholer LLP	Chief Legal Advisor and Director
250 West 55th Street	General of Trials to
New York, New York 10019	Ministry of Treasury and Finance
U.S.A.	Dikmen Caddesi, No: 12
06420 Çankaya
Ankara Turkey

TÜRKİYE CUMHURİYETİ

(THE REPUBLIC OF TURKEY)

$9.875% NOTES DUE JANUARY 15, 2028

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Goldman Sachs International	J.P. Morgan

December     , 2022